Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137032

PROSPECTUS
INNOVATIVE CARD TECHNOLOGIES, INC.

5,300,974 shares of Common Stock

This prospectus covers the resale by selling stockholders named on page 10 of up to 5,300,974 shares of our common stock, par value $0.001, which include:

•	367,316 shares of common stock issued in conjunction with our private placement completed on October 19, 2005;

•	4,500,000 shares of common stock issued in conjunction with the completion of our acquisition of selected assets from nCryptone, S.A. relating to the DisplayCard on June 28, 2006;

•	183,658 shares of common stock underlying warrants issued in conjunction with our private placement completed on October 19, 2005;

•	150,000 shares of common stock underlying warrants issued to an investor relations firm on April 12, 2006;

•	100,000 shares of common stock underlying warrants issued to an investor relations firm on May 19, 2006;

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution."

Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol "INVC.OB." On August 15, 2006, the closing price of the shares was $5.05 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" BEGINNING AT PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 4, 2006

TABLE OF CONTENTS

Prospectus Summary	1

Risk Factors	4

Special Note Regarding Forward-Looking Statements	9

Use of Proceeds	10

Selling Stockholders	10

Plan of Distribution	11

Legal Proceedings	12

Management	12

Security Ownership of Certain Beneficial Owners and Management	15

Description of Securities	16

Legal Matters	17

Experts	17

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	18

Description of Business	18

Management's Discussion and Analysis	25

Description of Property	31

Certain Relationships and Related Transactions	31

Market For Common Equity and Related Stockholder Matters	36

Executive Compensation	40

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	42

Financial Information	F-1

Where You Can Find More Information	43

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Innovative Card Technologies, Inc. and our wholly owned subsidiary, PSACo, Inc., as "InCard," "our company," "we," "us" and "our." In addition, LensCard is a trademark of InCard. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

OUR COMPANY

We research, develop and market technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers. We commenced sales of our first product, the LensCard, or a card embedded with a small magnifying lens, in 1998. Since 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications for payment and non-payment cards. Our primary focus is and will continue to be, for the foreseeable future, the further development and sale of the DisplayCard with One Time Password. Power inlay technology consists of a battery, circuit, and switch that can power applications on payment cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We have generated limited revenues that derive from licensing agreements of our LensCard product, most of which have terminated.

On May 26, 2004, we entered into an agreement with Visa International Services Association (VISA) with respect to our power-enabled technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. Our relationship with VISA is more fully described in the section of this prospectus entitled "Business - Visa International."

The DisplayCard with one time password, or DisplayCard OTP, is available for issuance on a limited quantity basis. We estimate that we will be initially able to produce 200,000 DisplayCard OTP per month. If the demand for the DisplayCard OTP is substantial and we decide to increase our production capacity, we will be able to increase capacity up to 400,000 DisplayCard OTP per month within five months. Our ability to produce the DisplayCard OTP is limited to the component parts we are able to procure. Three of these key components of the DisplayCard are the battery, presently available from only one supplier, Solicore, Inc., the display, presently available from only one supplier, SmartDisplayer, and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the DisplayCard OTP is unknown at this time, as we have not produced the DisplayCard OTP on a mass production basis. Additionally, if there is no demand for the DisplayCard OTP by banks that issue financial cards or other entities that use non-financial cards we will have no benefit from the DisplayCard OTP. Through June 30, 2006 we have generated no revenue from the sale of the DisplayCard. The DisplayCard will generate a one time passcode or other numeric information after the user's push of a button located on the rear surface of the card.

Our other power-based card enhancements, the LightCard and SoundCard, are available for issuance on a limited quantity basis. Presently, we are able to produce 20,000 LightCards per month. If the demand for the LightCard is substantial and we decide to increase production capacity, we may be able to increase our capacity up to 100,000 total cards per month if we are able to order and have additional production equipment delivered, installed, and operational within six months. However, our ability to produce up to 100,000 LightCards per month is limited to the amount of component parts we are able to procure. One of these key components of our power inlay technology, which provides the power to our cards, is the battery and presently available from only one supplier, Solicore, Inc. Our projected cost to manufacture the LightCards is unknown at this time, as we have not produced the LightCards on a mass production basis. Through June 30, 2006, we have generated $18,297 from the sale of the LightCard. The LightCard emits light, similar to a miniature flashlight, upon the user's push of a button located on the rear surface of the card.

The SoundCard, or a financial card that emits a monophonic tone such as "Happy Birthday" or "Jingle Bells", has been fully developed. The SoundCard and DisplayCard are being built using a similar manufacturing process. Since, the market demand for the DisplayCard significantly outweighs market demand for the SoundCard, we are devoting all of our resources to manufacturing the DisplayCard and therefore do not anticipate allocating any resources to build the SoundCard in the near future. However, if the demand for the SoundCard is substantial and we decide to increase our production capacity, we may be able to increase capacity up to 400,000 SoundCards per month within five months. However, our ability to produce up to 200,000 SoundCards per month is limited to the amount of component parts we are able to procure. Two of these key components of the SoundCard are the battery and presently available from only one supplier, Solicore, Inc. and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the SoundCards is unknown at this time, as we have not produced the SoundCards on a mass production basis. Through June 30, 2006, we have generated no revenue from the sale of the SoundCard.   The present form of the SoundCard emits monophonic songs such as "Happy Birthday" and "Jingle Bells" upon the user's push of a button located on the rear surface of the card.

We were incorporated in Delaware on November 22, 2002 under the name LensCard Corporation. On June 25, 2004, we changed our name to Innovative Card Technologies, Inc. Our wholly owned subsidiary, PSACo, Inc., was incorporated in Delaware on August 27, 2003. Our corporate offices are located at 11601 Wilshire Boulevard, Suite 2160, Los Angeles, California 90025. Our telephone number is (310) 312-0700. Our website address is http://www.incardtech.com. Information contained in our website is not a part of this prospectus.

THE OFFERING

The shares issued and outstanding prior to this offering consist of 28,246,708 shares of common stock and do not include:

•	4,408,633 shares of common stock issuable upon the exercise of warrants outstanding, at an exercise price of $1.25 per share;

•	150,000 shares of common stock issuable upon the exercise of warrants outstanding, at an exercise price of $3.25 per share;

•	100,000 shares of common stock issuable upon the exercise of warrants outstanding, at an exercise price of $4.13 per share;

•	1,885,000 shares of common stock to be issued upon exercise of options outstanding;

•	113,565 shares of common stock issuable upon exercise of warrants outstanding, at an exercise price of $3.30 per share.

We are registering 5,300,974 shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." The shares included in the table identifying the selling stockholders consist of:

•	367,316 shares of common stock issued in conjunction with our private placement completed on October 19, 2005;

•	4,500,000 shares of common stock issued in conjunction with the completion of our acquisition of selected assets from nCryptone, S.A. relating to the DisplayCard on June 28, 2006.

•	183,658 shares of common stock underlying warrants issued in conjunction with our private placement completed on October 19, 2005;

•	150,000 shares of common stock underlying warrants issued to an investor relations firm on April 12, 2006;

•	100,000 shares of common stock underlying warrants issued to an investor relations firm on May 19, 2006;

Of these 28,246,708 outstanding shares approximately 25,119,261 shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations. Information regarding our common stock and the warrants is included in the section of this prospectus entitled "Description of Securities."

We have agreed to keep this prospectus effective until the earlier of: (i) June 28, 2008, (ii) the date that all shares covered by this prospectus have been sold, or (iii) the date that all shares covered by this prospectus may be sold without volume restrictions pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected selling stockholders.

SUMMARY FINANCIAL DATA

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this prospectus captioned "Management's Discussion And Analysis" and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2005	2004	2006	2005
			(unaudited)	(unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues, net	$11,595	$51,039	$2,228	$2,745
Operating expenses	2,536,665	1,645,862	2,879,626	1,235,148
Net loss	$(2,565,008)	$(1,621,740)	$(2,792,215)	$(1,254,046)
Basic and diluted loss per share	$(0.23)	$(0.25)	$(0.15)	$(0.15)
Weighted-average common shares outstanding	11,341,702	6,455,738	18,841,787	8,361,078

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	3,277,532	541,784	12,032,000	0
Working capital	3,265,819	(642,086)	11,963,030	(2,139,592)
Total assets	3,821,363	628,973	34,139,442	390,558
Total shareholders' equity (deficit)	3,498,728	(617,329)	32,535,094	(1,871,374)
Total liabilities and shareholders' equity (deficit)	3,821,363	628,973	34,139,442	390,558

Since inception, we have been unprofitable. As of June 30, 2006, we had an accumulated deficit of $9,659,162. We have incurred net losses from operations of $2,792,215, $2,565,008 and $1,621,740 for the six months ended June 30, 2006 and for the fiscal years ending December 31, 2005 and December 31, 2004, respectively. We had negative cash flows from operations of $2,237,382, $2,805,841 and $1,664,301 for the six months ended June 30, 2006 and the fiscal years ending December 31, 2005 and December 31, 2004, respectively. We anticipate that the sales of our products will not be sufficient enough to sustain our operations, and further anticipate that after such introductions we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. To date, our operations have been funded primarily through equity financings totaling $21,622,316. We believe that we will have enough funding to meet our cash needs and continue our operations through 2007.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

AS A COMPANY IN THE EARLY STAGE OF DEVELOPMENT WITH AN UNPROVEN BUSINESS STRATEGY, OUR LIMITED HISTORY OF OPERATIONS MAKES EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation on November 22, 2002, we have primarily been and continue to be involved in development of products using our power inlay technology and marketing these products under development to industry partners. In 1998, Alan Finkelstein commenced commercialization of our first product, the LensCard, and entered into license agreements with banks and credit card issuers, most of which have terminated. After discovering the possibility of placing power into an International Organization of Standards (ISO) compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. For these reasons, we expect that future orders for the LensCard will be substantially less. Although management believes that our power inlay technology and products under development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

 WE HAVE AN ACCUMULATED DEFICIT OF $9,659,162 AS OF JUNE 30, 2006 AND WE MAY NEVER ACHIEVE PROFITABILITY.

We have incurred significant net losses every year since our inception, including net losses of $2,792,215, $2,565,008 and $1,621,740 for the six months ended June 30, 2006 and for the fiscal years ending December 31, 2005 and December 31, 2004, respectively. As of June 30, 2006, we had an accumulated deficit of $9,659,162. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. To date, we have not yet generated significant recurring revenues. We will use capital raised in October 2005 and May 2006 to continue to sustain operations through 2007. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for an indefinite period of time. We expect that our revenues will not be sufficient to sustain our operations beyond 2007, notwithstanding any anticipated revenues we may receive when our power-based card enhancement products are initially introduced to markets, due to the significant costs associated with the development and marketing of our products. We cannot assure you we will ever be profitable.

TO BE SUCCESSFUL WE MAY REQUIRE ADDITIONAL CAPITAL.

Our current resources will be sufficient to fund operations through 2007 assuming we generate no sales from any of our products during 2006 or 2007 and we continue to operate with our existing cost structure. As we are in the early stage of manufacturing and have not sold substantial quantities of our products, we are unable to determine the amount of additional capital we will need to become successful. We currently do not have any binding commitments for, or readily available sources of, additional financing and will not receive any proceeds from this offering. We anticipate that the initial sales of our products will not be sufficient to sustain our operations, and further anticipate that after such introductions we will continue to incur net losses due to our costs exceeding revenues for an indefinite period of time.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS, AND WE WILL BE UNABLE TO MANUFACTURE OR DELIVER OUR PRODUCTS IF SHIPMENTS FROM THESE SUPPLIERS ARE INTERRUPTED OR ARE NOT SUPPLIED ON A TIMELY BASIS.

We obtain the battery, a key component for our power inlay technology, from a single source on a purchase order basis from Solicore, Inc. In the event of a disruption or discontinuation in supply we could not obtain replacement batteries on a timely basis which would disrupt our operations, delay production for up to six months and impair our ability to manufacture and sell our products.

We obtain the display, a key component for the DisplayCard, from a single source, SmartDisplayer under a written agreement. In the event of a disruption or discontinuation in supply we could not obtain replacement displays on a timely basis, which would disrupt our operations, delay production for up to six months and impair our ability to manufacture and sell our DisplayCard.

We assemble our DisplayCard and SoundCard, using a single source, NagraID on a written purchase order basis which we pay in advance. We believe that alternative sources for assembly in the event of a disruption would not be available on a timely basis, which would disrupt our operations, delay production for up to six months and impair our ability to manufacture and sell our DisplayCard and SoundCard.

Our dependence upon outside suppliers exposes us to risks, including:

•	the possibility that our suppliers could terminate their services at any time;

•	the potential inability of our suppliers to obtain required components or products;

•	reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers;

•	the potential delays and expense of seeking alternative sources of suppliers; and

•	increases in prices of key components.

IF WE ARE NOT ABLE TO DEVOTE ADEQUATE RESOURCES TO PRODUCT DEVELOPMENT AND COMMERCIALIZATION, WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS.

Our business strategy is to develop and market new products using our power inlay technology that can enhance payment and other information-bearing plastic cards. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

•	continuing to fund research and development endeavors;

•	complete development of new products; and

•	successfully introduce and commercialize new products.

ACQUISITIONS COULD RESULT IN OPERATING DIFFICULTIES, DILUTION AND OTHER HARMFUL CONSEQUENCES.

We have no experience acquiring companies. On June 28, 2006, we purchased rights relating to the Display Card from nCryptone for 4,500,000 shares of our common stock and will acquire a license to use a patent for $1,000,010 USD that will be paid within one year after the closing. We have evaluated and expect to continue to evaluate potential strategic transactions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. The areas where we may face risks include:

•	Difficulty in realizing the potential technological benefits of the transaction;

•	Difficulty in integrating the technology, operations or work force of the acquired business with our existing business;

•	Retaining employees from the business we acquire;

•	Disruption of our ongoing business; and

•	Difficulty in maintaining uniform standards, controls, procedures and policies.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. In addition, future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY, OR VERY SIMILAR TECHNOLOGY, AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET, AND ANY PROPRIETARY RIGHTS LITIGATION COULD BE TIME CONSUMING AND EXPENSIVE TO PROSECUTE AND DEFEND.

Establishment of patents and other proprietary rights is important to our success and our competitive position. Performance in the payment card industry can depend, among other factors, on patent protection. Our policy is to identify patentable inventions developed by our company, and to seek to acquire patent rights for such inventions. Many of our current patents on the LensCard begin to expire in 2012. We mainly develop and patent technology in the fields of card enhancements and methods of card manufacturing. We seek to obtain a reasonably broad territorial protection for our patented technologies. We usually file initial patent applications in the United States, and subsequently file corresponding applications in foreign countries depending on the relevant circumstances. We may elect to forego patent protection for some of our proprietary technologies and treat such technologies as trade secrets. Despite our efforts to establish and protect our patents, trade secrets or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of establishing and protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights.

Due to the importance of proprietary technology in the payment card industry, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES, AND FAILURE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL COULD SUBSTANTIALLY HARM OUR BUSINESS .

We rely to a substantial extent on the management, marketing and product development skills of our key employees, particularly John A. Ward III, our CEO and Chairman of our Board of Directors, Alan Finkelstein, our co-founder, and president and Bennet Price-Lientz Tchaikovsky, our chief financial officer, to formulate and implement our business plan, including the development of our power inlay technology. Our success depends to a significant extent upon our ability to retain and attract key personnel. Competition for employees can be intense in the payment card industry and the process of locating key personnel with the right combination of skills is often lengthy. The loss of the services of our key personnel may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

IF OUR FUTURE PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

To our knowledge, no credit card issuers have adopted power-based card enhancements to date using our power inlay technology on a mass quantity basis. As a result, our ability to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers through power-based card enhancements has yet to be proven. The commercial success of our future products will depend upon the adoption of our power inlay technology as a preferred method of applying card enhancements to payment cards. In order to be successful, our future products must meet the technical and cost requirements for card enhancements within the payment card industry. Market acceptance will depend on many factors, including:

•	our ability to convince prospective strategic partners and customers to adopt our products;

•	the willingness and ability of prospective strategic partners and customers to adopt our products; and

•	our ability to sell and service sufficient quantities of our products.

Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

WE HAVE GRANTED THIRD PARTIES SUBSTANTIAL MARKETING RIGHTS TO CERTAIN OF OUR PRODUCTS AND PRODUCTS UNDER DEVELOPMENT. IF THE THIRD PARTIES ARE NOT SUCCESSFUL IN MARKETING OUR PRODUCTS WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS .

Our agreements with our corporate marketing partners generally contain no minimum purchase requirements for them to maintain their exclusive marketing rights. We have entered into an agreement with VISA to market certain of our products to VISA's regional offices and member banks. One or more of these marketing partners may not devote sufficient resources to marketing our products. Furthermore, although VISA has agreed not to promote power-enabling technologies from other parties, there is nothing to prevent VISA from pursuing non-power alternative technologies or products that may compete with our products. In the future, third party marketing assistance may not be available on reasonable terms, if at all. If any of these events occur, we may not be able to commercialize our products, which could negatively impact our results of operations or substantially limit our ability to execute our business strategy.

WE MAY EXPERIENCE CUSTOMER CONCENTRATION IN THE FINANCIAL CARD MARKETPLACE, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.

We have an agreement with VISA which requires us to not offer or provide our power inlay technology to certain other major credit card issuers for a period of at least two years; we may experience customer concentration in the financial card marketplace. Unless we secure multiple customer relationships, we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops buying our products. Moreover, to the extent that we may be dependent on any single customer, we would be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

OUR POWER INLAY TECHNOLOGY HAS NOT BEEN PROVEN IN FULL SCALE PRODUCTION. FAILURE TO DEVELOP THE PROTOTYPE SCALE INTO MASS PRODUCTION MAY HAVE A MATERIAL NEGATIVE EFFECT ON OUR BUSINESS STRATEGY AND OPERATIONS.

Our power inlay technology has been proven solely during the manufacture of cards in prototype quantities. We have developed an automated process in our laboratory and are now working on mass production. However, our product has yet to be proven to be manufactured in full scale mass production. We are applying our own resources and working in cooperation with others that have specialized technical expertise related to the power inlay technology for ISO-compliant credit cards. We expect to enter into agreements that will grant us ownership or exclusive license rights to the manufacturing process of the power inlay technology for use in credit and other information-bearing plastic cards. Failure to secure or maintain exclusive rights or failure of the prototype technology to successfully transfer to full scale production, without the use of proprietary technology of others, may have a material negative effect on our business strategy and operations.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY AND WILL RELY SUBSTANTIALLY ON THIRD-PARTY MANUFACTURERS. THE LOSS OF ANY THIRD-PARTY MANUFACTURER COULD LIMIT OUR ABILITY TO LAUNCH OUR PRODUCTS IN A TIMELY MANNER, OR AT ALL.

To be successful, we must manufacture, or contract for the manufacture of, our future products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. As discussed in the risk factor above, we are working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of our power inlay technology for ISO-compliant credit cards. We also use a limited number of sources for most of the supplies and services that we use in the manufacturing of our power inlay technology and prototypes. We do not have written agreements with our suppliers. Our manufacturing strategy presents the following risks:

•	delays in the quantities needed for product development could delay commercialization of or products in development;

•	if we need to change to other commercial manufacturers, any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for the production of our products;

•
if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to sell our products profitably.

RISKS RELATED WITH OWNERSHIP OF OUR SECURITIES

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK.

Our common stock is traded in the over-the-counter market through the Over-the-Counter Electronic Bulletin Board. There can be no assurance that an active trading market will be maintained. Trading of securities on the Over-the-Counter Electronic Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems (such as the NASDAQ Stock Market), and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock is limited. Additionally, a stockholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. We cannot assure you that our common stock will ever be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market).

THE APPLICATION OF THE PENNY STOCK RULES COULD ADVERSELY AFFECT TRADING IN OUR COMMON STOCK.

If the trading price of our common stock falls below $5.00 per share, the open-market trading of our common stock will be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

In addition to the "penny stock" rules described above, if our stock trades below $5.00 per share, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

Upon effectiveness of this prospectus, and based on the number of shares outstanding as of August 29, 2006, we will have 28,246,708 shares of common stock outstanding. The 5,300,974 shares in this offering, assuming conversion of warrants for 433,658 shares of common stock, will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In addition, we intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register 1,885,000 shares of our common stock underlying options granted to our officers, directors, employees and consultants and 330,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE YOUR OWNERSHIP INTEREST AND VOTING RIGHTS.

Our certificate of incorporation currently authorizes our board of directors to issue up to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of August 29, 2006, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to 21,753,292 additional common shares and 5,000,000 preferred shares. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval.

We may require additional working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS, AND AS A RESULT, THE TRADING PRICE FOR OUR SHARES MAY BE DEPRESSED AND THESE STOCKHOLDERS CAN TAKE ACTIONS THAT MAY BE ADVERSE TO YOUR INTERESTS.

Our principal stockholders, executive officers and directors, in the aggregate, beneficially own approximately 51.91% of our common stock including options held by each principal stockholder, executive officer and director that are exercisable within 60 days of August 29, 2006. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

OUR INCORPORATION DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS CONSIDER FAVORABLE AND COULD ALSO LIMIT THE MARKET PRICE OF YOUR STOCK, WHICH MAY INHIBIT AN ATTEMPT BY OUR STOCKHOLDERS TO CHANGE OUR DIRECTION OR MANAGEMENT.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•
authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock. We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business. We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. We have not evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404, which may initially apply to us as of December 31, 2006. Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business," contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•	our ability to complete development of our power inlay technology and products under development;

•	our ability to market and manufacture our future products;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

•	our ability to raise additional capital when we need it.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $50,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of ownership of our securities. The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

The selling stockholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

The shares described in the following table include shares of common stock and common stock underlying warrants, which were issued in an equity financing that we completed on October 19, 2005, shares of its common stock issued pursuant to the acquisition of selected assets from nCryptone relating to its DisplayCard that was completed on June 28, 2006, and common stock underlying warrants given to Investor Relations firms during 2006. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. See our discussion entitled "Plan of Distribution" for further information regarding the method of distribution of these shares.

Name of Selling Security Holders	Number of Shares Owned But not Being Offered	Number of Shares Being Offered	Total Shares Owned After Offering	Percentage Owned After Offering
BSR Investments, Ltd. (1)	1,090,000	521,724	1,611,724	5.67%
Nicholas Leung (2)	—	5,250	5,250	*
Pongthep Tantaksinanukij (3)	—	9,000	9,000	*
Michael Auriemma (4)	—	12,000	12,000	*
Dennis Shea (5)	—	2,250	2,250	*
Eileen Schwagerl (6)	—	750	750	*
nCryptone, S.A. (7)	—	4,500,000	4,500,000	15.93%
Jose L. Castaneda (8)	—	100,000	100,000	*
MDC Group, Inc. (9)	50,000	50,000	100,000	*
Crystal Research Associates (10)	—	100,000	100,000	*
Total	1,140,000	5,300,974	6,440,974

(1) The natural person with voting and investment decision power for the selling stockholder is Karim Souki. The shares were issued to BSR Investments, Ltd. in October 19, 2005.

(2) This includes a warrant to purchase 1,750 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Nicholas Leung pursuant to the Security Purchase Agreement dated October 19, 2005.

(3) This includes a warrant to purchase 3,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Pongthep Tantaksinanukij pursuant to the Security Purchase Agreement dated October 19, 2005.

(4) This includes a warrant to purchase 4,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Michael Auriemma pursuant to the Security Purchase Agreement dated October 19, 2005.

(5) This includes a warrant to purchase 750 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Dennis Shea pursuant to the Security Purchase Agreement dated October 19, 2005.

(6) This includes a warrant to purchase 250 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Eileen Schwagerl pursuant to the Security Purchase Agreement dated October 19, 2005.

(7) Ncryptone SA is a wholly owned subsidiary of Prosodie SA. The shares were issued to nCryptone, S.A. in the acquisition of selected assets relating to the DisplayCard on June 28, 2006.

(8) Includes solely warrants to purchase 100,000 shares of common stock.  The exercise price of the common stock is $3.25 per share.

(9) The natural person with voting and investment decision power for the selling stockholder is David Castaneda. This includes warrants to purchase 50,000 shares of common stock. The exercise price of the common stock is $3.25 per share. This security was issued to MDC Group, Inc.

(10) The natural person with voting and investment decision power for the selling stockholder is Jeffrey Kraws. This solely includes warrants to purchase 100,000 shares of common stock. The exercise price of the common stock is $4.13 per share. This security was issued to Crystal Research Associates.

* Indicates less than 1%

PLAN OF DISTRIBUTION

We are registering 5,300,974 shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

•	through the OTC Bulletin Board at prevailing market prices; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Neither the selling stockholders nor InCard can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to keep this prospectus effective until the earlier of (i) June 28, 2008, (ii) the date that all shares covered by this prospectus have been sold, or (iii) the date that all shares covered by this prospectus may be sold without volume restrictions pursuant to Rule 144(k) as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected selling stockholders.

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

MANAGEMENT

The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

NAME	AGE	POSITION HELD	INITIAL ELECTION OR APPOINTMENT DATE
John A. Ward, III	60	Chief Executive Officer and Chairman	August 10, 2006
Alan Finkelstein	55	President and Director	November 22, 2003
Bennet Price-Lientz Tchaikovsky	37	Chief Financial Officer	July 6, 2004
Donald Joyce	53	Director	November 22, 2003
George Hoover	58	Director	November 22, 2003

Messrs. Ward, Finkelstein and Tchaikovsky provide their services as executive officers on a full-time permanent basis.

There are no family relationships between any two or more of our directors or executive officers. Our executive officers are appointed by our board of directors and serve at the board's discretion. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

None of our directors or executive officers has, during the past five years,

•
had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

•
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BUSINESS EXPERIENCE

JOHN A. WARD, III was appointed our Chief Executive Officer on August 10, 2006, has served as our non-executive Chairman of the Board since October 17, 2005 and has served as our director since November 2003. Mr. Ward also serves as Chairman and interim CEO of Doral Financial, a diversified financial services company based in Puerto Rico. He was previously Chairman and CEO of The American Express Bank where he served as Chairman, CEO, and President of the Travelers Cheque Group. Prior to joining American Express, Mr. Ward served as Executive Vice President of the Chase Manhattan Bank, a financial services provider, as well as Chief Executive Officer of Chase Bankcard Services. Mr. Ward serves on the boards of the following public companies: Doral Financial Corporation, Rewards Network, Primus Guaranty, Ltd., and CoActive Marketing Group.

ALAN FINKELSTEIN, one of our founders, served as our President, Chief Executive Officer and Secretary since December 2002 and as director since our inception in November 2002. Mr. Finkelstein presently serves as our director and served as our Chairman from our inception until October 17, 2005.  As of August 10, 2006, Mr. Finkelstein resigned his position as Chief Executive Officer since Mr. Ward was appointed to that position.  Prior to November 2002, Mr. Finkelstein was a sole proprietor. He invented the LensCard and developed it from conceptualization in 1991 through design, patent acquisition, the formulation of a marketing strategy and issuance to credit card companies commencing in October 1998. Mr. Finkelstein serves as a member on the Joint Technical Committee on Information Technology for the International Organization of Standardization (ISO). Since 2000, he has served on the International Electrotechnical Commission (IEC). He is also a member of the National Committee for Information Technology Standards, the U.S. subgroup of the ISO and the IEC.

BENNET PRICE-LIENTZ TCHAIKOVSKY. has served as our Chief Financial Officer since July 2004. From January 2003 through November 2003, Mr. Tchaikovsky served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. From December 2000 through June 2002, Mr. Tchaikovsky served as Interim Chief Financial Officer and Chief Financial Officer of Digital Lava. From January 2000 to November 2000, Mr. Tchaikovsky served as the Chief Financial Officer of Harvest Solutions, Inc., a service provider of Internet tracking and reporting software solutions for companies. From February 1999 to October 1999, Mr. Tchaikovsky served as Controller for Rainmaker Digital Pictures, a subsidiary of Rainmaker Entertainment Group, a post production and visual effects company. From February 1998 through February 1999, Mr. Tchaikovsky served as Assistant Controller for Digital Domain, Inc., a provider of visual effects for commercial and film production. During 1996 and 1997, Mr. Tchaikovsky worked as an independent forensic accountant and financial consultant. Mr. Tchaikovsky previously worked as a senior associate at Coopers & Lybrand, LLP and internal auditor for California Federal Bank, Inc. He is a licensed Certified Public Accountant and an attorney in the State of California. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

DR. DONALD JOYCE has served as our director since November 2003. Since April 2001, Dr. Joyce has been Deputy Director of the University of Chicago Argonne National Laboratory. From June 6, 2000 to February 2001, Dr. Joyce served as Chief Technology Officer for Technology Connect, a technology consulting firm in Massachusetts. From May 1999 to June 2000, he served as Senior Vice President of JDH Technologies, LLC, a software company. Prior to May 1999, Dr. Joyce served as President of Muhlbauer Inc., an equipment supplier to the semiconductor, circuit board assembly and smart card industries. Dr. Joyce received a Ph.D. in Physics from the College of William and Mary and a B.A. in Physics from the University of Colorado.

GEORGE W. HOOVER, II has served as our director since November 2003. Mr. Hoover has been a partner in the intellectual property law firm of Blakely Sokoloff Taylor & Zafman, LLP since 1992. Prior to entering the legal profession, Mr. Hoover was with Hughes Aircraft Company for fifteen years as an engineer and manager engaged in the design and development of aerospace electronic systems. Mr. Hoover received a B.S. in Engineering-Physics from the University of California at Berkeley, an M.B.A. from the University of California at Los Angeles and a J.D. (magna cum laude) from Loyola Law School (Los Angeles).

Our board of directors currently consists of four members and presently has one vacancy. Our bylaws provide that our directors will be elected at each annual meeting of the stockholders. Their term of office will run until the next annual meeting of the stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

No individual on our board of directors possesses all of the attributes of an audit committee financial expert and no one on our board of directors is deemed to be an audit committee financial expert. In forming our board of directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Mr. Tchaikovsky, our Chief Financial Officer, serves as our financial expert regarding generally accepted accounting principals and general application of such principles in connection with the accounting for estimates and accruals, including an understanding of internal control procedures and policies over financial reporting, and maintains sufficient experience preparing auditing, analyzing or evaluating financial statements in such depth and breadth as may be required of an audit committee financial expert. However, Mr. Tchaikovsky is not an elected director of the company. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our board of directors, however, we are not, at this time, able to compensate such a person. Therefore, we may find it difficult to attract such a candidate.

DIRECTOR COMPENSATION

Directors do not currently receive compensation for their services as directors, but we plan to reimburse them for reasonable expenses incurred in attending board meetings. On October 12, 2004, we granted Messrs. Hoover, Joyce and Ward options to purchase 50,000, 50,000 and 250,000 shares of our common stock, respectively, at $1.00 per share. On October 17, 2005, we granted Mr. Ward 250,000 options and Mr. Finkelstein 100,000 options each at $1.00 per share. All of the options granted to Messrs. Hoover, Joyce, Finkelstein and Ward vest as to 20% of the shares on each anniversary of their respective dates on the grant date of option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our common stock as of August 29, 2006 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock , (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise stated, their address is c/o Innovative Card Technologies, Inc., 11601 Wilshire Boulevard, Suite 2160, Los Angeles, California 90025.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws. As of August 29, 2006, there were 28,246,708 shares of common stock issued and outstanding. With respect to the table below, we have based our calculation of the percentage of beneficial ownership of 28,246,708 shares of common stock outstanding.

In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, we deemed outstanding shares of common stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of August 29, 2006. We did not deem these shares outstanding for purposes of computing the percent ownership of any other person.

COMMON STOCK

NAME OF DIRECTOR, OFFICER AND BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENTAGE OF OUTSTANDING SHARES OF COMMON STOCK
Named Executive Officers and Directors:
Alan Finkelstein(1)	2,877,947	10.15%
Bennet Price-Lientz Tchaikovsky (2)	112,500	*
John A. Ward, III(1)	150,000	*
Donald Joyce(3)	20,000	*
George Hoover(3)	70,000	*
Five Percent Stockholders of Common Stock:
Luc Berthoud(4)	1,502,000	5.32%
Jonathan Glaser (5)	2,457,700	8.70%
Bradley Ross(6)	1,736,022	6.11%
Karim Souki(7)	1,437,816	5.09%
nCryptone, S.A.(8)	4,500,000	15.93%
All Officers and Directors as a Group (5 persons)(9)	3,230,447	11.29%

* Less than one percent beneficially owned.

(1) Includes options to purchase 100,000 shares exercisable within 60 days of August 29, 2006.

(2) Includes options to purchase 30,000 shares exercisable within 60 days of August 29, 2006.

(3) Includes options to purchase 20,000 shares exercisable within 60 days of August 29, 2006.

(4) Includes 750,000 shares of common stock held by Merco Trustees (BVI) Limited, as Trustee of Berthoud Family Trust which is beneficially owned by Mr. Berthoud. The business address for Mr. Berthoud is Ebel Strasse 46, 8044 Zurich, Switzerland.

(5) Includes 1,254,350 shares owned by JMG Capital Partners, LP and 1,254,350 shares owned by JMG Triton Offshore Fund, Ltd., each of which is beneficially owned by Mr. Glaser.  The business address for Jonathan Glaser is 11601 Wilshire Blvd. Suite 2180, Los Angeles, CA 90025.

(6) Includes 10,000 shares held by Mr. Ross's daughter, Raquel Ross, of which Mr. Ross disclaims beneficial ownership. Mr. Ross's business address is c/o Bemel & Ross, 11601 Wilshire Blvd., #2150, Los Angeles, California 90025.

(7) Includes 1,437,816 shares held by BSR Investment Ltd. The natural person with voting and investment decision power for this entity is Karim Souki. The business address for Karim Souki is 12 Quarrendon Street, London SW6 3SU.

(8) Ncryptone SA is a wholly owned subsidiary of Prosodie SA.It's business address is 150 Rue Galieni, 92641 Boulogne Cedex, France.

(9) Includes options to purchase 330,000 shares exercisable within 60 days of August 29, 2006.

CHANGE OF CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company.

DESCRIPTION OF SECURITIES

GENERAL

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

COMMON STOCK

The securities being offered by the selling stockholders are shares of our common stock. As of August 29, 2006, there were issued and outstanding, 28,246,708 shares of common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities, The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable.

Please review our certificate of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

PREFERRED STOCK

As of August 29, 2006, we have no shares of preferred stock outstanding. On May 5, 2005, a registration statement was declared effective by the SEC thereby converting 2,843,500 shares of Series A preferred stock to common stock on a one for one basis. Pursuant to our certificate of incorporation, as amended, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock. Our board will also have the authority, without the approval of the stockholders, to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of InCard or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

WARRANTS

As of August 29, 2006, there were outstanding warrants to purchase 4,408,633 shares of our common stock at an exercise price of $1.25 per share, outstanding warrants to purchase 150,000 shares of our common stock at an exercise price of $3.25 per share, outstanding warrants to purchase 100,000 shares of our common stock at an exercise price of $4.13 per share and outstanding warrants to purchase 113,565 shares of our common stock at an exercise price of $3.30 per share. All of the warrants are immediately exercisable, unless the ownership of such warrants would cause the holder to exceed his ownership percentage by 9.9% in which case the warrants are not exercisable unless the holder of such warrant waives such condition and 61 days thereafter, the warrants become exercisable.

The warrants to purchase 4,408,633 shares expire on October 19, 2010 and provide that if there is no effective registration statement registering the underlying shares by October 19, 2006, the holder may utilize a cashless exercise provision which permits a holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying a cash exercise price. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by our board of directors.

The warrants to purchase 150,000 shares expire on April 12, 2009. If there is no effective registration statement registering the underlying shares on or before April 12, 2007, the holder may utilize a cashless exercise provision which permits a holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying a cash exercise price. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by our board of directors.

The warrants to purchase 100,000 shares expire on May 19, 2010. If there is no effective registration statement registering the underlying shares on or before May 19, 2007, the holder may utilize a cashless exercise provision which permits a holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying a cash exercise price. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by our board of directors.

The warrants to purchase 113,565 shares expire on May 30, 2011.  These warrants now contain cashless exercise provisions that allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise, or if there is no market price, the price per share as determined by our board of directors.

LEGAL MATTERS

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP.

EXPERTS

The financial statements included in this prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

DESCRIPTION OF BUSINESS

HISTORY AND DEVELOPMENT OF THE COMPANY

We were incorporated on November 22, 2002 as a Delaware corporation, and changed our name from LensCard Corporation to Innovative Card Technologies, Inc. on June 25, 2004. Since inception, our primary business focus has been and continues to be research and development and marketing of power-based card enhancements for the credit card industry. Through December 31, 2004, our operations included research and development of our products, development of intellectual property, designing and building prototype materials, and forming arrangements for marketing and manufacturing our products under development.

In 1998, Universal Magnifier LLC, a California limited liability company, was founded by Alan Finkelstein, the inventor of the LensCard, and Luc Berthoud for the purpose of licensing the LensCard in the United States, who were then the co-managers of Universal Magnifier. Luc Berthoud also owned a majority of the outstanding limited liability company interests of Universal Magnifier. In January 1999, Universal Magnifier LLC merged into LensCard US LLC, a Delaware limited liability company that was organized on January 7, 1999, for the purpose of changing Universal Magnifier's name and place of organization. Messrs. Finkelstein and Berthoud continued to serve as co-managers of LensCard US LLC, and Mr. Berthoud was the majority holder of the limited liability company interests of LensCard US. In 1995, Universal Magnifier International Limited, an international business company under the laws of the British Virgin Islands, was founded for the purpose of licensing the LensCard worldwide other than the United States. Luc Berthoud was then the director of Universal Magnifier International and holder of a majority of outstanding shares as The Berthoud Family Trust. In October 1998, Universal Magnifier International Limited changed its name to LensCard International Limited. Luc Berthoud continued to serve as director of LensCard International Limited and indirectly held a majority of the outstanding shares of LensCard International in the name of The Berthoud Family Trust. In exchange for the rights to exploit the LensCard patents, trademarks and related intangibles, LensCard US LLC and LensCard International Limited agreed to make royalty payments to Alan Finkelstein and Bradley Ross.

On April 2, 2004, Alan Finkelstein, Bradley Ross and Michael Paradise, who owned one percent of Mr. Finkelstein's interest in the royalty payments, collectively transferred their rights to the royalty payments to us in exchange for an aggregate of 5,500,000 shares of our common stock. As a result of this exchange, Messrs. Finkelstein, Ross and Paradise became our sole stockholders, with Mr. Finkelstein holding approximately 79% of the then issued and outstanding shares. We then immediately transferred these royalty rights to PSACo, Inc., a Delaware corporation, in exchange for 25,000 shares of PSACo's common stock, or all of its outstanding common stock, causing PSACo to become our wholly owned subsidiary. At the time of these transfers, Mr. Finkelstein was the sole director of PSACo, and Bradley Ross was the president, chief financial officer, treasurer and secretary of PSACo. On April 15, 2004, Mr. Ross resigned from all of his positions with PSACo, and thereafter, Mr. Finkelstein was elected to the positions of president, chief financial officer and secretary of PSACo. As of December 31, 2004, these royalty payments accounted for 100% of our revenue on a consolidated basis.

On April 6, 2004, LensCard US LLC exchanged all of its outstanding membership interests with us for 1,000,000 shares of our common stock. Effective April 6, 2004, LensCard International Limited merged with and into our company. As a result of this reorganization and merger, we own the intellectual property rights to the LensCard and are obligated to make payments related to these rights to PSACo, our wholly owned subsidiary.

OUR BUSINESS

We research, develop and market technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers. We commenced sales of our first product, the LensCard, or a card embedded with a small magnifying lens, in 1998. To date, we have received royalties from sales of 1.4 million LensCards and have generated limited revenues that derive from these sales pursuant to licensing agreements, most of which have terminated. At this time, we do not intend to renew these licensing agreements, unless requested by a customer. After discovering the possibility of placing power into an ISO compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. Since 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications for payment and non-payment cards. Our primary focus is and will continue to be, for the foreseeable future, the further development and sale of the DispalyCard with One Time Password. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We believe that our power inlay technology will provide an operating platform creating a new market and business opportunities for credit card issuers and increase their overall profitability through various card enhancements.

On May 26, 2004, we entered into an agreement with Visa International Services Association (VISA) with respect to our power-enabled technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. Our relationship with VISA is more fully described in the section of this prospectus entitled "Business - Visa International." Our agreement with SmartDisplayer Technology is described in more detail in the section entitled "Strategic Relationships".

The DisplayCard with one time password, or DisplayCard OTP, is available for issuance on a limited quantity basis. We estimate that we will be initially able to produce 200,000 DisplayCard OTP per month. If the demand for the DisplayCard OTP is substantial and we decide to increase our production capacity, we will be able to increase capacity up to 400,000 DisplayCard OTP per month within five months. Our ability to produce the DisplayCard OTP is limited to the component parts we are able to procure. Three of these key components of the DisplayCard are the battery, presently available from only one supplier, Solicore, Inc., the display, presently available from only one supplier, SmartDisplayer, and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the DisplayCard OTP is unknown at this time, as we have not produced the DisplayCard OTP on a mass production basis. Additionally, if there is no demand for the DisplayCard OTP by banks that issue financial cards or other entities that use non-financial cards we will have no benefit from the DisplayCard OTP. Through June 30, 2006 we have generated no revenue from the sale of the DisplayCard. The DisplayCard will generate a one time passcode or other numeric information after the user's push of a button located on the rear surface of the card.

Our other card enhancements, the LightCard and SoundCard, are available for issuance on a limited quantity basis. Presently, we are able to produce 20,000 LightCards per month. If the demand for the LightCard is substantial and we decide to increase production capacity, we may be able to increase our capacity up to 100,000 total cards per month if we are able to order and have additional production equipment delivered, installed, and operational within six months. However, our ability to produce up to 100,000 LightCards per month is limited to the amount of component parts we are able to procure. One of these key components of our power inlay technology, which provides the power to our cards, is the battery and presently available from only one supplier, Solicore, Inc. Our projected cost to manufacture the LightCards is unknown at this time, as we have not produced the LightCards on a mass production basis. Through June 30, 2006, we have generated $18,297 from the sale of the LightCard. The LightCard emits light, similar to a miniature flashlight, upon the user's push of a button located on the rear surface of the card.

The SoundCard, or a financial card that emits a monophonic tone such as "Happy Birthday" or "Jingle Bells", has been fully developed. The SoundCard and DisplayCard are being built using a similar manufacturing process. Since, the market demand for the DisplayCard significantly outweighs market demand for the SoundCard, we are devoting all of our resources to manufacturing the DisplayCard and therefore do not anticipate allocating any resources to build the SoundCard in the near future. However, if the demand for the SoundCard is substantial and we decide to increase our production capacity, we may be able to increase capacity up to 400,000 SoundCards per month within five months. However, our ability to produce up to 200,000 SoundCards per month is limited to the amount of component parts we are able to procure. Two of these key components of the SoundCard are the battery and presently available from only one supplier, Solicore, Inc. and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the SoundCards is unknown at this time, as we have not produced the SoundCards on a mass production basis. Through June 30, 2006, we have generated no revenue from the sale of the SoundCard. The present form of the SoundCard emits monophonic songs such as "Happy Birthday" and "Jingle Bells" upon the user's push of a button located on the rear surface of the card.

THE MARKET FOR CARD ENHANCEMENTS

The United States is the largest and most competitive signature based payment card market in the world, with at least 696.3 million credit cards and 267.3 million debit cards in circulation. In 2005 more than 2.31 billion credit cards were in circulation worldwide. There are over twenty-two thousand institutions that issue credit cards, including banks through VISA and MasterCard, American Express, Discover, JCB, Diners Club, oil companies, credit unions, and retailers. Issuers of major credit cards and charge cards backed by VISA, MasterCard, and American Express account for over 2.25 billion cards in circulation worldwide. In addition to the 696.3 million credit cards in circulation in the United States, there were approximately 58.9 million oil company cards in circulation in 2005.

As the United States market for credit cards has become nearly saturated and highly competitive, it is now difficult for issuers to acquire new customers and to retain existing customers. Card issuers are looking for card enhancements that decrease attrition rates, increase retention rates, increase cardholders' loyalty, bolster the strength of the card issuer's brand, increase cardholders' privacy protections, lower the costs of marketing and technology that reduces fraud.

OUR POWER INLAY TECHNOLOGY AND PRODUCTS

Our power inlay technology integrates a battery, circuit, switch and output device into an ISO compliant financial card or other information-bearing plastic card. It is designed to be used as an operating system to add different applications that require power into standard, shaped, or mini cards. There are multiple applications that could use our power inlay technology for payment and non-payment cards. Our primary focus is and will continue to be, for the foreseeable future, the further development and sale of the DisplayCard with One Time Password. We have developed a process for imbedding our power inlay technology into a payment card that meets ISO standards. ISO standards are requirements for issuing payment cards that all credit card issuers must comply with. To our knowledge, there are no other currently available methods of placing power into an ISO compliant credit card.

We have developed and continued to further enhance the DisplayCard with One Time Password using our power inlay technology which is available on a limited quantity basis and continues to be our primary focus:

DISPLAYCARD WITH ONE TIME PASSWORD

The DisplayCard with one time password, or DisplayCard OTP, will be available for issuance on a limited quantity basis in late 2006. We estimate that we will be initially able to produce 200,000 DisplayCard OTP per month. If the demand for the DisplayCard OTP is substantial and we decide to increase our production capacity, we will be able to increase capacity up to 400,000 DisplayCard OTP per month within five months. Our ability to produce the DisplayCard OTP is limited to the component parts we are able to procure. Three of these key components of the DisplayCard are the battery, presently available from only one supplier, Solicore, Inc., the display, presently available from only one supplier, SmartDisplayer, and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the DisplayCard OTP is unknown at this time, as we have not produced the DisplayCard OTP on a mass production basis. Additionally, if there is no demand for the DisplayCard OTP by banks that issue financial cards or other entities that use non-financial cards we will have no benefit from the DisplayCard OTP. Through June 30, 2006 we have generated no revenue from the sale of the DisplayCard. The DisplayCard will generate a one time passcode or other numeric information after the user's push of a button located on the rear surface of the card.

We have also developed the following products which are available on a limited quantity basis:

LIGHTCARD

The LightCard is available for issuance on a limited quantity basis. Presently, we are able to produce 20,000 LightCards per month. If the demand for the LightCard is substantial and we decide to increase production capacity, we may be able to increase our capacity up to 100,000 total cards per month if we are able to order and have additional production equipment delivered, installed, and operational within six months. However, our ability to produce up to 100,000 LightCards per month is limited to the amount of component parts we are able to procure. One of these key components of our power inlay technology, which provides the power to our cards, is the battery and presently available from only one supplier, Solicore, Inc. Our projected cost to manufacture the LightCards is unknown at this time, as we have not produced the LightCards on a mass production basis. Through June 30, 2006, we have generated $18,297 from the sale of the LightCard. The LightCard emits light, similar to a miniature flashlight, upon the user's push of a button located on the rear surface of the card.

SOUNDCARD

The SoundCard, or a financial card that emits a monophonic tone such as "Happy Birthday" or "Jingle Bells", has been fully developed. The SoundCard and DisplayCard are being built using a similar manufacturing process. Since, the market demand for the DisplayCard significantly outweighs market demand for the SoundCard, we are devoting all of our resources to manufacturing the DisplayCard and therefore do not anticipate allocating any resources to build the SoundCard in the near future. However, if the demand for the SoundCard is substantial and we decide to increase our production capacity, we may be able to increase capacity up to 400,000 SoundCards per month within five months. However, our ability to produce up to 200,000 SoundCards per month is limited to the amount of component parts we are able to procure. Two of these key components of the SoundCard are the battery and presently available from only one supplier, Solicore, Inc. and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the SoundCards is unknown at this time, as we have not produced the SoundCards on a mass production basis. Through June 30, 2006, we have generated no revenue from the sale of the SoundCard. The present form of the SoundCard emits monophonic songs such as "Happy Birthday" and "Jingle Bells" upon the user's push of a button located on the rear surface of the card.

We are currently in the process of developing the following products, and it is our long-term objective to make these products available to the credit card market:

DISPLAYCARD

The DisplayCard will enable issuers of payment cards that contain computer chips to add a small, battery-powered display screen to the surface of the card. This screen would enable the cardholder to see a multitude of transaction information, including last transaction, current balance on a prepaid card or currency conversion of a presented bill. The DisplayCard will also enable credit card issuers or merchants to display non-financial information that may promote loyalty programs, one time passwords and/or loyalty points.

STRATEGIC RELATIONSHIPS

VISA INTERNATIONAL

On May 26, 2004, we entered into a mutually exclusive strategic alliance agreement with Visa International Services Association with respect to our power-enabled technology pursuant to which we will jointly promote our power inlay technology to VISA's regional offices and member banks. VISA has agreed to work with its regional offices and encourage them to promote our power-enabled card technologies to their member banks. It will, at its own cost, develop a promotional brochure for our technologies and provide it to its regional offices in connection with its development of a region-specific marketing program. We have agreed to cooperate with VISA in this marketing venture program, at our own cost, and attend presentations to the regional offices and member banks, which VISA has agreed to facilitate during the first six months. To date, VISA has made some introductions for us to its member banks pursuant to the agreement, and we expect that VISA will continue to facilitate these introductions or presentations beyond the six months through the launch of our first power-enabled card. We are responsible for our personal costs for attending these presentations. We have also agreed to provide VISA, its regional offices and member banks our technologies and to work with member banks directly in the event that they have special development requests. Under the terms of the agreement, we retain our intellectual property rights in the power inlay technology and any derivative works. The mutual exclusivity provisions terminate on the two-year anniversary of the first member bank's launch of our power-enabled card technologies. During the exclusivity period, VISA will not enter into a similar agreement with any other party to develop or promote power-enabled cards, and we will not provide our power inlay technology to American Express, MasterCard, Europay, JCB, Diners Club, Carte Blanche and Discover. This agreement terminates on April 30, 2007. Either party may terminate the agreement earlier in the event of a material default by the other party, if the default is not cured within 30 days, or within 30 days if the other party becomes insolvent or ceases to continue its business for fourteen days. We can also terminate the agreement at any time if VISA and its regional offices do not provide us with an opportunity to demonstrate our technology to at least ten significant member banks within the first twelve months of the agreement, after providing them with 30 days to meet this requirement. In addition, VISA can terminate the agreement at any time, after giving us 30 days to remedy, if we have not met standards of quality, timeliness or customer service in providing our technology to its regional offices or member banks.

SMARTDISPLAYER TECHNOLOGY CO.

On July 25, 2005, we entered into a mutually exclusive agreement with SmartDisplayer Technology Co., a Taiwanese company that manufactures electronic paper modules. Under the terms of this agreement, SmartDisplayer agrees that we are the only party it will sell its electronic paper modules for use in an exclusive field based on minimums purchase quantities by us. Exclusive field is understood to mean powered payment, credit, debit, and gift cards and other powered cards issued for authentication, validation, or identification purposes that are issued under the auspices of or endorsed by Visa, MasterCard, JCB, American Express, Europay, Carte Blanche, and Diners Club. Under the terms of this agreement, we commit that SmartDisplayer is the exclusive supplier of displays for powered cards in the exclusive field as long as another supplier's product is the same as or better quality and costs less than SmartDislplayer's for a display with the same size and same number of digits.

SmartDisplayer commits to meeting minimum monthly and annually production capabilities for the following 36 months and going forward we commit to placing monthly non-refundable purchase orders. We will place 20% down payment within 7 days after purchase order is confirmed and the remainder to be paid within 7 days after our inspection in SmartDisplayer's factory and before shipping subject to SmartDislplayer's invoice.

The term of this agreement is three years and can be renewed upon mutual written agreements of the parties. Either party may immediately terminate the agreement at any time for cause in the event of any incurable material breach of this agreement by the other party or in the event the other party files (or has filed or has filed against it) any bankruptcy, insolvency, or receivership proceeding. If material breach can be cured, other party must cure within 90 days. If material breach is not cured within 90 days of written notice, the agreement shall terminate as set forth in the written notice of material breach. If not cured within 30 days of the written notice, the agreement shall terminate.

This Agreement was modified on May 18, 2006 whereby the exclusivity period was extended for three years beginning on May 18, 2006, certain identified prior improvements and all future improvements made to the Company’s preexisting intellectual property rights relating to the DisplayCard by SmartDisplayer shall belong solely to us, and we ordered additional EPM and other components used for the DisplayCard for the first year of the agreement.

NCRYPTONE

On July 25, 2005, we entered into a Joint Development Agreement with nCryptone (formerly AudioSmartCard). Under this agreement, both parties agree to establish a mutually acceptable schedule and budget for development and pre-production engineering of the SoundCard and the DisplayCard within 30 days after execution of the agreement and equally share development costs for the SoundCard and DisplayCard and share fixed profit-sharing percentage for sales of LightCard, SoundCard, and DisplayCard for Visa Banking Cards, non-Visa Banking Cards, and non-Banking Cards. We will also receive a mutually agreed upon commission percentage of nCryptone server products and services for customers introduced by us.

Additionally, we have the exclusive right to manufacture and sell power inlays, or cores, that consist of proprietary electronic components for LightCard, SoundCard, and DisplayCard. If a third vendor produces cores at a significantly lower cost, we shall still receive a portion of gross profits and the remainder shall be shared by both parties in equal amounts of the remainder of the gross profit. If we reach maximum production capacity and unable to fill to fill orders, the remaining cores can be produced by a third vendor and both parties shall equally share the entire amount of gross profits as net profits.

Furthermore, all intellectual property rights prior to this agreement shall remain the sole and exclusive property of such party. All new intellectual property rights relating to physical design and construction of the cards shall be the sole and exclusive property of InCard. All new intellectual property rights relating to patents and outside or physical design and construction of the cards shall be equally shared by both parties. The term of the agreement is 10 years, unless terminated earlier pursuant to the terms of the agreement.

On June 28, 2006 we purchased rights relating to the DisplayCard from nCryptone for 4,500,000 shares of our common stock and $1,000,010 USD to be paid within one year after the close of the acquisition. We acquired all intellectual property relating to the DisplayCard under the July 25, 2005 Joint Development Agreement with nCryptone, all nCryptone intellectual property relating to the DisplayCard, and assumed certain accounts payable directly allocable to the DisplayCard, as well as all tangible assets relating to the DisplayCard.

Since completing the acquisition, we now have all rights, including 100% of all revenues, relating to the DisplayCard under that was previously shared by nCryptone under the Joint Development Agreement. We will continue to utilize nCryptone personnel for one year after the acquisition for the further development of the technology surrounding the DisplayCard.

Additionally, we plan to retain the two top executives of the firm who were instrumental in developing the technology of the DisplayCard once we have the ability to hire the top two executives in the United States.

THE LENSCARD PRODUCT

We issued our first product, the LensCard, to the credit card market in October 1998. The LensCard is a payment card embedded with a small magnifying lens that enlarges type more than three times normal size.

The LensCard meets the credit card industry's standards, including standards for flexibility, durability, security, and readability, and has been approved by all authorities regulating the manufacture of credit cards, including but not limited to the International Organization of Standardization, the National Committee for Information Technology Standards, the American National Standards Institute, MasterCard, and VISA. It is compatible with other credit card industry technologies and features, including "chip" cards.

Presently, we have no plans to further market or sell the LensCard, unless requested by a customer.

RESEARCH AND DEVELOPMENT

We currently conduct research and early stage development activities in-house, and with an outside laboratory. We retain title rights to all improvements or enhancements to our technology developed by or worked on by the outside laboratory. Mr. Finkelstein, our President, is responsible for development of the power inlay technology and new product concepts. We have purchased materials and components for our products under development from a number of technology companies.

We are in the early stages of manufacturing of the DisplayCard with one time password, or DisplayCard OTP, and estimate that we will be initially able to produce 200,000 DisplayCards per month. Presently, our SoundCards and DisplayCards are being manufactured simultaneously. Therefore, if we produce one SoundCard, we will be able to produce two fewer DisplayCards. If the demand for the DisplayCard is substantial and we decide to increase our production capacity, we will be able to increase capacity up to 400,000 DisplayCards per month within five months. Once the DisplayCard capacity is increased, the production of the DisplayCard will not have an impact on the SoundCard. Our ability to produce the DisplayCard is limited to the component parts we are able to procure. Three of these key components of the DisplayCard are the battery, presently available from only one supplier, Solicore, Inc., the display, presently available from only one supplier, SmartDisplayer, and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the DisplayCards is unknown at this time, as we have not produced the DisplayCards on a mass production basis.

Presently, the SoundCard and DisplayCard are being built using a similar manufacturing process. Since, the market demand for the DisplayCard significantly outweighs market demand for the SoundCard, we are devoting all of our resources to manufacturing the DisplayCard and therefore do not anticipate allocating any resources to build the SoundCard in the near future. However, if the demand for the SoundCard is substantial and we decide to increase our production capacity, we may be able to increase capacity up to 400,000 SoundCards per month within five months. However, our ability to produce up to 200,000 SoundCards per month is limited to the amount of component parts we are able to procure. Two of these key components of the SoundCard are the battery and presently available from only one supplier, Solicore, Inc. and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the SoundCards is unknown at this time, as we have not produced the SoundCards on a mass production basis.

The principal suppliers of our product components for the LightCard are HEI, Inc. and Solicore, Inc. We expect to continue to improve the LightCard, SoundCard and DisplayCard with one time password. Presently, we are able to produce 20,000 LightCards per month. If the demand for the LightCard is substantial and we decide to increase production capacity, we may be able to increase our capacity up to 100,000 total cards per month if we are able to order and have additional production equipment delivered, installed, and operational within six months. However, our ability to produce up to 100,000 LightCards per month is limited to the amount of component parts we are able to procure. One of these key components of our power inlay technology, which provides the power to our cards, is the battery and presently available from only one supplier, Solicore, Inc. Our projected cost to manufacture the LightCards is unknown at this time, as we have not produced the LightCards on a mass production basis.

Through June 30, 2006 we have generated $18,297 from the sale of the LightCard and no revenue from the SoundCard or DisplayCard. We spent approximately $344,000, $827,000 and $514,000, for research and development for the six months ended June 30, 2006 and fiscal years ended December 31, 2005 and 2004, respectively.

INTELLECTUAL PROPERTY

We rely on a combination of patent, trademark and trade secret laws as well as confidentiality procedures and contractual provisions to protect our proprietary technology. We currently own eight U.S. patents and 16 foreign patents. All of these patents apply to the LensCard, except for one U.S. patent that applies to a wallet card with a magnifying lens and light. We have four additional U.S. patent applications pending that apply to our power inlay technology as described in more detail below, and 17 foreign patent applications pending relating to the LensCard. The duration of the U.S. patents generally is 20 years from the date the original application was filed. We are unable to state at this time how long the United States patent review process will take and are unable to give any assurances that the patents will be granted.

PENDING PATENT APPLICATIONS

TITLE	SERIAL NO.	FILING DATE
Wallet Card with a Built-In Light	10/167,259	June 11, 2002
Transaction Card with Annunciator	10/213,475	August 6, 2002
Method for Making a Financial Transaction Card with Embedded Electronic Circuitry	10/300,168	November 20, 2002
Transaction Card with Recorded Sound	10/300,556	November 20, 2002

We currently have a trademark registered for the LensCard in the United States. We also have additional marks, including InCard, InCard Technologies, LightCard, SoundCard, and DisplayCard for which registration is pending.

From time to time, we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business, our reputation, or our ability to compete. Also, protecting our intellectual property rights could be costly and time consuming.

MANUFACTURING - LIGHTCARD

Our strategy is to outsource some of the components of the products we develop. This outsourced manufacturing is carried out primarily in the United States. The power inlay technology is built by a domestic manufacturer, HEI, Inc., pursuant to our proprietary process. After the power inlays, which include a battery, circuit and switch, are manufactured, the power inlays are then sent to payment card manufacturers with offices located throughout the world. The card manufacturers using our proprietary process of incorporating the power inlay technology are instructed on how to finish the card that includes printing, personalizing and finishing the card.

Most of the components used to produce our products are parts that are available from multiple supply sources at competitive prices except for the battery which, at this time, is presently available from only one supplier, Solicore, Inc. If any of these supply sources becomes unavailable, we believe that we would be able to secure alternate supply sources within a short period of time. However, if we are unable to procure batteries from our present supplier we may have production delays of up to 6 months as we try to obtain another source for batteries. Although our intention is to purchase our initial batteries from our current supplier, we are working with other battery manufacturers to find batteries suitable to our cards so that we are not beholden to one battery supplier.

MANUFACTURING - SOUNDCARD AND DISPLAYCARD

Although we are continuing to develop our own manufacturing process for the SoundCard and DisplayCard, both of these products are presently being manufactured by a European company, NagraID. We, along with nCryptone, a company that we have a joint development agreement with, collectively supply NagraID with the necessary component parts to manufacture cards using NagraID's process.

Most of the components used to produce the SoundCard are parts that are available from multiple supply sources at competitive prices except for the battery which, at this time, is presently available from only one supplier, Solicore, Inc. If any of these supply sources becomes unavailable, we believe that we would be able to secure alternate supply sources within a short period of time. However, if we are unable to procure batteries from our present supplier we may have production delays of up to 6 months as we try to obtain another source for batteries. Although our intention is to purchase initial batteries from our current supplier, we are working with other battery manufacturers to find batteries suitable to our cards so that we are not beholden to one battery supplier.

Presently, the major components that are used to produce the DisplayCard are not available from multiple supply sources at competitive prices. The display is available from only one supplier, SmartDisplayer. The battery is available from only one supplier, Solicore, Inc. The ability to assemble the component parts can presently only be done through NagraID. If we are unable to procure batteries from Solicore, we may have production delays of up to 6 months as we try to obtain another source for batteries. If we are unable to procure displays from SmartDisplayer, we may have production delays of up to 1 year as we try to obtain another source for displays. If NagraID is unable to assemble the component parts, we may have production delays of up to 6 months as we try to find another source for assembling our components. Although our intention is to purchase our initial batteries from our current supplier, we are working with other battery manufacturers to find batteries suitable to our cards so that we are not beholden to one battery supplier. Although our intention is to purchase our displays from our current supplier, we are working with other display manufacturers to find displays suitable to our cards so that we are not beholden to one display supplier. Although our intention is to have our cards assembled by our current manufacturer, we are trying to develop our own process and are researching other processes so that we are not beholden to one manufacturer.

COMPETITION

Our principal competitors in the credit card market include American Express, which markets the Blue Card; Discovery, which markets the 2GO Card; and Bank of America, which markets a minicard. Many of our competitors are substantially larger than we are and have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources. These competitors may also be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. Our competitors may enter our existing or future markets with products that may provide additional features or that may be introduced earlier than our products. We attempt to differentiate our company from our competitors by working to produce innovative card enhancements and developing products with appealing functions. We cannot assure you that we will be able to compete successfully with our existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer.

GOVERNMENT REGULATION AND PROBABILITY OF AFFECTING BUSINESS

The development of our products is generally not subject to government regulation. However, because we intend to market our products in countries other than the United States, importation and exportation regulations may impact our activities. A breach of these laws or regulations may result in the imposition of penalties or fines, suspension or revocation of licenses. We are not currently involved in any such judicial or administrative proceedings and believe that we are in compliance with all applicable regulations.

Although it is impossible to predict with certainty the effect that additional importation and exportation requirements and other regulations may have on future earnings and operations, we are presently unaware of any future regulations that may have a material effect on our financial position, but cannot rule out the possibility.

EMPLOYEES

We have eight full-time employees, including our President and Chief Financial Officer. None of our employees is represented by a collective bargaining agreement, and we have never experienced any work stoppage. We consider our relationships with our employees to be good.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical consolidated financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

Our predecessor entities, Universal Magnifier International Limited and Universal Magnifier LLC, were co-founded in 1995 and 1998 by Alan Finkelstein, the LensCard inventor. We commenced sales of the LensCard in 1998. Since our inception in 2002, our core focus has been and continues to be on research and development and marketing of our power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to ISO compliant cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. We have devoted a significant majority of our efforts to complete the development of our power inlay technology, initiate marketing and raising the financing required to do so and fund our expenses. We have generated limited revenues that derive from licensing agreements of our LensCard product, most of which have terminated. At this time, we have no plans to renew these agreements or to further market or sell the LensCard, unless requested by a customer.

Since inception, we have been unprofitable. We incurred net losses of $2,565,008 and $1,621,740 for the fiscal years ending December 31, 2005 and December 31, 2004, respectively. As of December 31, 2005, we had an accumulated deficit of $6,866,947. Our continued existence is dependent upon our ability to obtain additional financing. We anticipate that the sales of the DisplayCard with One Time Password, LightCard and SoundCard will not be sufficient enough to sustain our operations, and further anticipate that after such introduction we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. Our capital requirements for the next 12 months, as they relate to retaining and obtaining key personnel, implementation of a sales force for our products, and further research and development relating to the production of our power inlay technology, have been and will continue to be significant. To date, our operations have been funded primarily through equity financings totaling $21,622,316. We believe that we will have enough funding to meet our cash needs and continue our operations into early 2007

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue recognition. We recognize revenues in accordance with SEC Staff Accounting Bulletin No. 104, or SAB 104. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured.

We have generated revenue from two sources: licensing of the LensCard to various credit card issuers and selling the LightCard to a credit card issuer. The LensCard is composed of a credit card with a small magnifying lens embedded into the card. We sell time-based licenses to various credit card issuers. We recognize royalties attributable to these time-based licenses as they are sold to the credit card issuers' customers. Royalty revenue is recognized when each LensCard is sold by an issuer in accordance with SAB 104.

We anticipate that the majority of our revenues in the coming year will come from financial cards that contain a light and a magnifying lens as well as a light and a Display. We intend to sell these cards directly to banks that issue financial cards. Additionally, we intend to enter into arrangements whereby our intellectual properties will be licensed to other strategic partners and we will share in revenues or licensing fees.

We currently have no arrangements with any companies with regard to revenue sharing or licensing fees for financial cards that contain a light and magnifying lens as well as a light. We have agreements with two banks that issue financial cards for the LensCard product, one which expired on December 31, 2004. The revenue generated from the LensCard agreements is negligible, and we expect that the sales of the LensCard will have no impact on our results of operations.

Deferred revenue is recorded when the payments from the credit card issuers are received by us prior to the sale of the LensCard to the credit card issuers' customers.

Accounts receivable allowances. Because our sales to date have been to large credit card issuers, we have experienced very few issues surrounding payment for products and services. Consequently, we have no allowances for doubtful accounts. We perform a regular review of our customer activity and associated credit risks and do not require collateral from our customers.

Our first product, the LightCard, or a financial card that has a light with or without a magnifying lens, has been fully developed. Presently, we are able to produce 20,000 LightCards per month. If the demand for the LightCard is substantial and we decide to increase production capacity, we may be able to increase our capacity up to 100,000 total cards per month if we are able to order and have additional production equipment delivered, installed, and operational within six months. However, our ability to produce up to 100,000 LightCards per month is limited to the amount of component parts we are able to procure. One of these key components of our power inlay technology, which provides the power to our cards, is the battery and presently available from only one supplier, Solicore, Inc. Our projected cost to manufacture the LightCards is unknown at this time, as we have not produced the LightCards on a mass production basis. Additionally, if there is no demand for the LightCard by banks that issue financial cards we will have no benefit from the LightCard.

Our second product, the SoundCard, a financial card that emits a monophonic tone such as "Happy Birthday" or "Jingle Bells, has been fully developed. Presently we are able to produce 200,000 SoundCards per month. Since, the market demand for the DisplayCard significantly outweighs market demand for the SoundCard, we are devoting all of our resources to manufacturing the DisplayCard and therefore do not anticipate allocating any resources to build the SoundCard in the near future. However, if the demand for the SoundCard is substantial and we decide to increase our production capacity, we may be able to increase capacity up to 400,000 SoundCards per month within five months.

However, our ability to produce up to 200,000 SoundCards per month is limited to the amount of component parts we are able to procure. Two of these key components of the SoundCard are the battery and presently available from only one supplier, Solicore, Inc. and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the SoundCards is unknown at this time, as we have not produced the SoundCards on a mass production basis. Additionally, if there is no demand for the SoundCard by banks that issue financial cards we will have no benefit from the SoundCard.

Our third power-based card enhancement, the DisplayCard with one time password, or DisplayCard OTP, will be available for issuance on a very limited quantity basis in late 2006. We estimate that we will be initially able to produce 200,000 DisplayCards per month. Presently, our SoundCards and DisplayCards are being manufactured simultaneously. Therefore, if we produce one SoundCard, we will be able to produce two fewer DisplayCards. If the demand for the DisplayCard is substantial and we decide to increase our production capacity, we will be able to increase capacity up to 400,000 DisplayCards per month within five months. Once the DisplayCard capacity is increased, the production of the DisplayCard will not have an impact on the SoundCard. Our ability to produce the DisplayCard is limited to the component parts we are able to procure. Three of these key components of the DisplayCard are the battery, presently available from only one supplier, Solicore, Inc., the display, presently available from only one supplier, SmartDisplayer, and the ability to assemble the component parts can only be done through one manufacturer, NagraID. Our projected cost to manufacture the DisplayCards is unknown at this time, as we have not produced the DisplayCards on a mass production basis. Additionally, if there is no demand for the DisplayCard by banks that issue financial cards or other entities that use non-financial cards we will have no benefit from the DisplayCard.

Our other products that are designed to use the power inlay technology are still in the early stages of development. At this time, we are unable to determine when the other products will become fully developed, manufactured and sold to banks that issue financial cards.

RESULTS OF OPERATIONS

COMPARISON OF THE SIX MONTHS PERIODS ENDED JUNE 30, 2006 AND JUNE 30, 2005

Our financial results for the six months ended June 30, 2006 reflect a net loss of $2,792,215, or $0.15 per share (basic and diluted), compared to a net loss of $1,254,046, or $0.15 per share (basic and diluted), for the six months ended June 30, 2005.

The major factors contributing to our net loss of $2,792,215 during the first two quarters of 2006 were administrative expenses, professional fees and research and development expenses relating to new products and improving existing products. The major factors contributing to our net loss during the second quarter of 2006 were primarily the result of administrative expenses, professional fees and research and development expense.

Revenue. Revenue consists of royalties from the LensCard.

Total revenue decreased from $2,745 for the six months ended June 30, 2005 to $2,228 for the six months ended June 30, 2006. The decrease resulted primarily from fewer royalties received from the LensCard. LensCard revenues continue to be minimal as we have not been actively marketing the LensCard product or licensing the LensCard product to third parties.

Administrative. Administrative expense consists of travel and marketing expenses, compensation expense, administrative fees and depreciation expense.

Administrative expense increased from $508,610 for the six months ended June 30, 2005 to $1,849,856 for the six months ended June 30, 2006. Administrative expense increased primarily due to stock compensation expense, expenses relating to the issuance of warrants to firms performing investor relations services, additional employees, insurance costs, compensation relating to the vesting of employee and director's stock options, and travel expenses relating to business development. We anticipate that administrative expense will increase in absolute dollars as we incur increased costs associated with continuing to establish our operations.

Consulting expense. Consulting expense consists of payments made to independent contractors that provide services for the company.

Consulting expense increased from $15,000 for the six months ended June 30, 2005 to $42,500 for the six months ended June 30, 2006. Consulting expense primarily increased as a result of a consultant receiving a highly monthly rate as approved by our Board of Directors. We anticipate that our consulting expense will decrease in absolute dollars as we do not presently have the intention of hiring additional outside consultants.

Professional fees expense. Professional fees consist of amounts paid to our external counsel, auditors and other outside services rendered to us.

Professional fees expense increased from $265,731 for the six months ended June 30, 2005 to $643,627 for the six months ended June 30, 2006. Professional fees expense primarily increased due to legal fees relating to the acquisition of the DisplayCard assets of nCryptone, legal fees for the maintenance and establishment of the company's intellectual property rights and the legal and accounting fees relating to our requirements to operate as a public company. We anticipate that professional fees will continue to increase in absolute dollars as we will continue to incur greater costs in maintaining and establishing our intellectual property rights as well as costs of operating as a public company.

Research and Development. Research and development expense consists primarily of costs relating to the development of new credit card enhancements.

Research and development costs decreased from $445,807 for the six months ended June 30, 2005 to $343,643 for the six months ended June 30, 2006 due to a decrease in materials spending that was used for the research and development of the LightCard, SoundCard, and DisplayCard. However, we expect our research and development expenses to increase in absolute dollars as we continue to invest in developing new credit card enhancements.

Interest income. Interest income increased from $128 for the six months ended June 30, 2005 to $88,384 for the six months ended June 30, 2006 primarily due to an increased operating cash balance that was earning interest during the six months ended June 30, 2006.

Interest expense. Interest expense decreased from $20,969 for the six months ended June 30, 2005 to $801 for the six months ended June 30, 2006 as a result of minimal outstanding debt during the six months ended June 30, 2006.

TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

Revenue. Revenue consists of royalties from the LensCard and gross revenues from the LightCard.

Total revenue decreased from $51,039 for the twelve months ended December 31, 2004 to $21,460 for the twelve months ended December 31, 2005. The decrease resulted primarily from fewer royalties of the LensCard as we have not been actively marketing the LensCard product or licensing the LensCard product to third parties that was partially offset by sales from the LightCard of $18,297 during the period ending December 31, 2005.

Cost of Goods Sold. Cost of Goods Sold consists of costs to manufacture the LightCard.

Total cost of goods sold increased from $0 for the twelve months ended December 31, 2004 to $9,865 for the twelve months ended December 31, 2005. The increase resulted from a LightCard order that we completed in 2005. We sold no LightCards in 2004.

Administrative. Administrative expense consists of travel and marketing expenses, compensation expense, administrative fees and depreciation expense.

Administrative expense increased from $667,854 for the twelve months ended December 31, 2004 to $1,178,398 for the twelve months ended December 31, 2005. Administrative expense increased primarily due to hiring additional employees and additional travel expenses relating to business development. We anticipate that administrative expense will increase in absolute dollars as we incur increased costs associated with continuing to establish our operations.

Consulting expense. Consulting expense consists of payments made to independent contractors that provide services for the company.

Consulting expense decreased from $125,224 for the twelve months ended December 31, 2004 to $85,000 for the twelve months ended December 31, 2005. Consulting expense primarily decreased as a result of a consultant converting to a full time employee. We anticipate that our consulting expense will decrease in absolute dollars as the company does not presently have the intention of hiring outside consultants.

Professional fees expense. Professional fees consist of amounts paid to our external counsel, auditors and other outside services rendered to the company.

Professional fees expense increased from $338,830 for the twelve months ended December 31, 2004 to $445,913 for the twelve months ended December 31, 2005. Professional fees expense primarily increased due to additional amounts paid to our external auditors and counsel in connection with the filing of the company's registration statement as well as fees relating to the maintenance and establishment of the company's intellectual property rights. We anticipate that professional fees will continue to increase in absolute dollars as the company will continue to incur greater costs in maintaining and establishing its intellectual property rights as well as costs of operating as a public company.

Research and Development. Research and development expense consists primarily of costs relating to the development of new credit card enhancements.

Research and development costs increased from $513,954 for the twelve months ended December 31, 2004 to $827,354 for the twelve months ended December 31, 2005 due to increased research and development of the LightCard, SoundCard, and DisplayCard. We expect our research and development expenses to increase in absolute dollars as we continue to invest in developing new credit card enhancements.

Interest expense. Interest expense increased from $26,918 for the twelve months ended December 31, 2004 to $43,595 for the twelve months ended December 31, 2005 due to additional interest incurred as a result of the company entering into secured demand promissory notes with related and unrelated parties.

Interest income. Interest income increased from $1 for the twelve months ended December 31, 2004 to $6,055 for the twelve months ended December 31, 2005 as a result of interest being earned on the cash balance we received after completing our financing on October 19, 2005.

LIQUIDITY AND CAPITAL RESOURCES

DISCUSSION OF RESULTS

Our principal sources of liquidity had been cash and cash equivalent balances, which were $3,277,532 at December 31, 2005. As of July 31, 2006, we have a bank balance of $11,458,843. Since our inception, we have incurred significant losses, and as of December 31, 2005 and June 30, 2006 we had an accumulated deficit of $6,866,947 and $9,659,162, respectively.

Net cash used in operating activities was $2,237,382 for the six months ended June 30, 2006 as compared with $770,750 for the six months ended June 30, 2005. The increase was due primarily to a greater net loss and additional purchases of raw materials held for production and deposits for raw materials held for production. Net cash used in operating activities was $2,805,841 for the twelve months ended December 31, 2005 as compared with $1,664,301 for the twelve months ended December 31, 2004. The increase was due primarily to a greater net loss and deposits made for raw materials inventory.

Net cash used in investing activities was $51,625 for the six months ended June 30, 2006 as compared with $261,019 for the six months ended June 30, 2005. The decrease was due to less production equipment purchases during the six months ended June 30, 2006. Net cash used in investing activities was $276,833 for the twelve months ended December 31, 2005 as compared with $2,305 provided by investing activities for the twelve months ended December 31, 2004. The increase was due to the purchase of production equipment that was purchased and placed into use during the twelve months ended December 31, 2005.

Net cash provided by financing activities was $11,043,475 for the six months ended June 30, 2006 as compared to net cash provided by financing activities of $489,985 for the six months ended June 30, 2005. The increase occurred because of $11,356,500 in gross proceeds from the private offering that took place during the six months ended June 30, 2006. Net cash provided by financing activities was $5,818,419 for the twelve months ended December 31, 2005 as compared to net cash provided by financing activities of $2,166,089 for the twelve months ended December 31, 2004. The increase occurred primarily because of $6,127,500 in net proceeds ($6,517,000 in gross proceeds less $390,000 in offering costs) from the October 19, 2005 financing. We expect to pay an estimated $50,000 in offering expenses in connection with registration of this prospectus.

EQUITY AND DEBT FINANCINGS AND ACCOUNTS PAYABLE

To date, our operations have been funded primarily through equity financings totaling $21,622,316. We believe that we will have enough funding to meet our cash needs and continue our operations through 2007.

On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell a unit that consisted of 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock at an exercise price of $1.00 per share in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock pursuant to the Securities Purchase Agreement. On March 1, 2006, we received $50,000 as a result of 50,000 of the 2,400,000 warrants being exercised by a warrant holder. On April 3, 2006, we received $200,000 as a result of 200,000 of the 2,400,000 warrants being exercised by a warrant holder. On July 17, 2006, the remaining warrant holders cashlessly exercised 2,150,000 warrants resulting in the issuance of 1,722,142 shares of common stock.

From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of Series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500.

On May 24, 2004, we obtained a loan in the amount of $246,128. We were required to pay interest at a rate equal to a prime rate set by City National Bank, which was 4.0%, on the loan. Beginning on December 31, 2004, we paid this loan in 10 principal payments of $6,837, but did not make the one final principal and interest payment of $158,090 on the maturity date of July 31, 2005. City National Bank then extended this loan until April 30, 2006. Additionally, on May 24, 2004, we renewed three notes payable, each in the amount of $150,000, from City National Bank that were originally dated April 22, 2003, July 16, 2003 and September 24, 2003. Of the three notes payable, one had an interest rate of 4.1%, one had an interest rate of 3.1% and one had an interest rate of 1.9%. Beginning on December 31, 2004, we were required to pay monthly interest payments on amounts drawn from the notes payable, with all outstanding principal and accrued and unpaid interest due on April 30, 2006. Prior to each note payable being fully repaid, we had drawn the full amount, $150,000 on each note payable, for an aggregate amount of $450,000 drawn through October 18, 2005. On October 19, 2005, we repaid all outstanding notes to City National Bank, including interest, totaling $595,629. We have no further barrowing capacity relating to any of these Notes. As of December 31, 2005 we owed $0 relating to these notes from City National Bank.

On June 22, 2004, we issued 275,000 shares of series A preferred stock to Alan Finkelstein, Bradley Ross and Luc Berthoud in a conversion of $275,000 in unsecured advances due to Alan Finkelstein, Bradley Ross and Luc Berthoud. The conversion was made at $1.00 per share.

On October 14, 2004, we ordered production equipment from a manufacturer costing 124,400 Euros. The equipment was delivered and installed on April 15, 2005. As of December 31, 2005, we owe the manufacturer $0 for the equipment and related installation costs.

On October 25, 2004, we ordered additional production equipment from another manufacturer costing $81,900. The equipment was delivered and installed on June 22, 2005. As of December 31, 2005, we owe this manufacturer $0 for the equipment and related installation costs.

On November 30, 2004, we entered into a capital lease for production equipment that cost $32,598 with CNC Associates, Inc. that was personally guaranteed by our President, Alan Finkelstein. The lease requires minimum monthly payments of $866 and expires on October 31, 2007.

In March 2005, we obtained loans in the form of secured demand promissory notes totaling $500,000 from Bristol Investment Fund, Ltd. and Union Finance International, Corp. Union Finance International Corp. loaned us $333,000 on March 31, 2005 while Bristol Investment Fund, Ltd. loaned us $167,000 on March 30, 2005 for the combined total of $500,000. The secured demand promissory notes created security interests in our assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory notes were payable without notice by the demand of Union Finance International Corp. or Bristol Investment Fund, Ltd. There was no further borrowing capacity under both of the secured demand promissory notes. On October 11, 2005, Union Finance International Corp. transferred its $333,000 loan plus interest to BSR Investments, Ltd. On October 19, 2005, BSR Investments, Ltd. converted the loan plus interest totaling $347,816 into 347,816 shares of common stock and 173,908 warrants to purchase common stock at $1.25. On October 20, 2005 the loan, including interest, amounting to $174,504 obtained from Bristol Investment Fund, Ltd. was repaid. We have no further borrowing capacity. As of December 31, 2005, we owed Bristol Investment Fund, Ltd. and BSR Investments, Ltd. $0 relating to these secured demand promissory notes.

In August 2005, we obtained loans in the form of secured demand promissory notes totaling $200,000 from Bradley Ross and Rodger Bemel. Bradley Ross loaned us $150,000 and Rodger Bemel loaned us $50,000 on August 31, 2005 for the combined total of $200,000. The secured demand promissory notes created security interests in our assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory notes were payable without notice by the demand of Bradley Ross or Rodger Bemel. There was no further borrowing capacity under both of the secured demand promissory notes. On October 19, 2005 we repaid the principal amounts owed to both Bradley Ross and Rodger Bemel in full. As of December 31, 2005, we owed Bradley Ross and Rodger Bemel $0 relating to these secured demand promissory notes.

On October 19, 2005, we completed a private equity financing pursuant to which we raised gross proceeds of $6,500,000 and converted $571,066 of indebtedness. The transaction was a unit offering, pursuant to which each investor or debt holder received a unit comprised of one share of restricted common stock and warrants convertible into 0.50 shares of restricted common stock, resulting in the placement of an aggregate 7,071,066 shares of restricted common stock and warrants convertible into an additional 3,535,533 shares of restricted common stock. The warrants have an exercise price of $1.25 per share and expire on October 19, 2010. Twenty-five investors participated in the transaction. Each and all of the investors in this financing qualified as an "accredited investor" as that term is defined in the Securities Act of 1933, as amended. The financing was arranged by TR Winston & Company, a fund manager, which received a net commission of 6% of the total gross proceeds and a warrant to purchase 780,000 shares of the Company's common stock at an exercise price of $1.25 per share that expires on October 19, 2010. Additionally, we issued a warrant to purchase 117,600 shares of our common stock at an exercise price of $1.25 per share that expires on October 19, 2010 to C.E. Unterberg, Towbin, LLC pursuant to a letter agreement we had previously entered into with C.E. Unterberg, Towbin, LLC. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, (5) neither us nor any of the investors paid any fees to any finder or broker-dealer other than T.R. Winston & Company who acted solely as placement agent and was paid a transaction fee by us in conjunction with this issuance. There are no material relationships between the Company, the investors or their respective affiliates. On June 15, 2006, we received $18,125 as a result of 14,500 warrants being exercised by a warrant holder. On June 26, 2006 we received $6,250 as a result of 5,000 warrants being exercised by a warrant holder. On July 24, 2006, we received $6,250 as a result of 5,000 warrants being exercised by a warrant holder.

On May 30, 2006, we issued 3,785,500 shares of common stock at a price of $3.00 per share to accredited investors pursuant to a private placement for total gross proceeds of $11,356,500. T.R. Winston & Company served as placement agent for the securities sold in this transaction and received a net commission of 5% of the total gross proceeds and a warrant to purchase 113,565 shares of our common stock at an exercise price of $3.30 per share that expire on May 30, 2011. The shares of common stock we issued and the shares of common stock underlying warrants issued on May 30, 2006 have full ratchet anti-dilution protection for 12 months. If during 12 months following May 30, 2006, we obtain additional capital through the issuance of equity securities, other than the issuance of shares of common stock or securities convertible into or exchangeable for common stock of InCard in connection with (i) any mergers or acquisitions of securities, business, property or other assets (ii) joint ventures or other strategic corporate transactions, (iii) any other transaction, the primary purpose of which is not to raise capital for the company, (iv) the exercise of an option or warrant or the conversion of a security outstanding as of May 30, 2006, or (v) any employee benefit plan that has been adopted by our board and our shareholders, the holders of these then-existing shares will receive full ratchet anti-dilution protection.

FUTURE NEEDS

After completing our most recent round of funding on May 30, 2006 by which the company raised $11,356,500 in gross proceeds, we believe that we will have enough resources for the next twelve months. We currently do not have any binding commitments for, or readily available sources of, additional financing. Additional financing, whether through public or private equity or debt financing, arrangements with stockholders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us. Our ability to maintain sufficient liquidity is dependent on our ability to raise additional capital. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy our capital requirements, our operations and liquidity could be materially adversely affected.

We will pay all of the costs for registering the common shares offered for sale under this prospectus, which we estimate to be $50,000, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders. The payment of our costs will not have a material effect on our liquidity.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet transactions.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting and reporting of derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for derivative instruments and hedging activities entered into or modified after June 30, 2003, except for certain forward purchase and sale securities. For these forward purchase and sale securities, SFAS No. 149 is effective for both new and existing securities after June 30, 2003. This statement is not applicable to us.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 will be effective for financial instruments enter into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first interim period beginning after June 15, 2003. This statement is not applicable to us.

In December 2004, the FASB issued a revision to FASB Statement No. 123, Accounting for Stock-Based compensation. This Statement supersedes APB Opinion No. 23, Accounting for Stock Issued to Employees. This Statement establishes standards for the accounting for transactions in which an entity exchanges it equity instructions for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company will have the effect since all employee options will be expensed.

In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 154, "Accounting Changes and Error Corrections. SFAS No. 154 replaces Accounting Principles Board ("APB") Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provision, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by this Statement.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS 155"), which amends SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 140"). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”). SFAS 156 addresses the accounting for recognized servicing assets and servicing liabilities related to certain transfers of the servicer’s financial assets and for acquisitions or assumptions of obligations to service financial assets that do not relate to the financial assets of the servicer and its related parties. SFAS 156 requires that all recognized servicing assets and servicing liabilities are initially measured at fair value, and subsequently measured at either fair value or by applying an amortization method for each class of recognized servicing assets and servicing liabilities. SFAS 156 is effective in fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

Our corporate office is located in approximately 1,100 square feet of leased office space in Los Angeles, California. We sublease this office space at a monthly base rent of $2,568 from Bemel & Ross, an accounting firm of which one of our significant stockholders, Bradley Ross, is a partner. We have agreed under the terms of the sublease to pay 15.03% of any additional rents or charges of any kind due from Bemel & Ross to the master landlord. This sublease expired on May 31, 2005, and thereafter has become a month-to-month tenancy. As of January 5, 2003, Alan Finkelstein, our President, has guaranteed our sublease. We expect that this property will be adequate for our needs for the lease term. We do not have any policies with respect to investments in real estate or interests in real estate, real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since inception between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation." In addition, our president and director, Alan Finkelstein, as well as former executives Bradley Ross, Forest Finkelstein and Luc Berthoud, are also considered our promoters. All transactions with the promoters are set forth below.

ROLL-UP OF PREDECESSOR ENTITIES

From April 2, 2004 through April 6, 2004, we issued to various related parties shares of common stock in connection with the roll-up of our predecessor entities as follows:

NAME(1)	TOTAL NUMBER OF SHARES OF COMMON STOCK
Alan Finkelstein	4,352,650
Forest Finkelstein	470,000
Bradley Ross	1,124,850
Luc Berthoud	750,000
Merco Trustees (BVI) Limited, as Trustees of the Berthoud Family Trust	750,000

(1) See "Security Ownership of Certain Beneficial Owners and Management" for more detail on shares held by these persons as of March 13, 2006.

On April 2, 2004, we acquired all of the royalty rights to the LensCard from Alan Finkelstein, Bradley Ross and Michael Paradise, who collectively held these royalty rights, in exchange for an aggregate 5,500,000 shares of our common stock. Messrs. Finkelstein, Ross and Paradise, who owned one percent of Mr. Finkelstein's interest in the royalty payments, received 4,332,650 shares, 1,114,850 shares and 52,500 shares, respectively. We then immediately transferred these royalty rights to PSACo, Inc., a Delaware corporation, in exchange for 25,000 shares of PSACo's common stock, or all of its outstanding common stock, causing PSACo to become our wholly owned subsidiary. At the time of these transfers, Mr. Finkelstein was the sole director of PSACo, and Bradley Ross was the president, chief financial officer, treasurer and secretary of PSACo. On April 15, 2004, Mr. Ross resigned from all of his positions with PSACo, and thereafter, Mr. Finkelstein was elected to the positions of president, chief financial officer and secretary of PSACo. As of December 31, 2004, these royalty payments accounted for 100% of our revenue on a consolidated basis in the amount of $51,039.

On April 6, 2004, we acquired all of the membership interests of LensCard US LLC in exchange for an aggregate 1,000,000 shares of our common stock. LensCard US LLC was owned by Luc Berthoud, Forest Finkelstein, Alan Finkelstein and Bradley Ross. Minority interests (including Forest Finkelstein, Alan Finkelstein and Bradley Ross) were issued 250,000 shares that were valued at $489,206.05, based on a price of $1.96 per share. The 750,000 shares issued to Mr. Berthoud were valued at $57,418.95, based on a price of $.08 per share.

On April 6, 2004, as part of our roll-up transaction, LensCard International Limited merged with and into our company. LensCard International Limited was owned by Merco Trustees (BVI) Limited, as Trustees of the Berthoud Family Trust, Forest Finkelstein, Alan Finkelstein and Bradley Ross. Minority interests (including Forest Finkelstein, Alan Finkelstein and Bradley Ross) were issued 250,000 shares that were valued at $5,433.09, based on a price of $.02 per share. The 750,000 shares issued to Merco Trustees (BVI) Limited were valued at $218,425.57, based on a price of $.29 per share.

PRIVATE PLACEMENTS OF SECURITIES

From inception through August 29, 2006, we issued the following securities in private placements to various investors, including the related parties detailed in the table below:

•
a unit that consisted of 500,000 shares of common stock at a per share price of $0.10 for an aggregate purchase price of $50,000 and warrants to purchase 2,350,000 shares of common stock at a per share exercise price of $1.00; and

•
2,568,500 shares of series A preferred stock at a price per share of $1.00 for an aggregate purchase price of $2,568,500, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock on April 7, 2004. The series A preferred stock converted into an equal number of shares of common stock on May 5, 2005; and

•
7,071,066 units, whereby the each unit consisted of one share of common stock and a warrant to purchase .5 shares of common stock at a per share exercise price of $1.00 per share for an aggregate purchase price of $7,071,066 which includes $571,066 of indebtedness that was converted into 571,066 units on October 19, 2005.

•
3,785,500 shares of common stock at a per share price of $3.00 for an aggregate purchase price of $11,356,500 and warrants to purchase 113,565 shares of common stock at a per share exercise price of $3.30 on May 30, 2006.

•
4,500,000 shares of common stock valued at a per share price of $4.387 for an aggregate purchase price of $19,741,500 to nCryptone, S.A in exchange for rights to the DisplayCard purchased in the acquisition that closed on June 28, 2006.

Since inception, the following executive officers, directors and beneficial holders of more than five percent of our voting securities and their immediate family members purchased securities in the amounts set forth below.

Name(1)	Common	Warrants to Purchase Common Stock
Alan Finkelstein (2)	168,250	50,625
George Hoover (3)	50,000	25,000
Bennet Price-Lientz Tchaikovsky (4)	52,500	26,250
Bradley Ross (5)	644,000	300,000
Luc Berthoud (6)	67,000	—
Forest Finkelstein (7)	187,000	93,500
JMG Capital Partners, Ltd. (8)	1,317,000	450,000
JMG Triton Offshore Fund, Ltd. (9)	1,317,000	450,000
J. Steven Emerson (10)	1,150,000	400,000
Karim Souki (11)	547,816	173,908

(1) See "Security Ownership of Certain Beneficial Owners and Management" for more detail on shares held by these purchasers.

(2) Alan Finkelstein, our president, secretary and director, paid $67,000 in respect of 67,000 shares of series A preferred stock in a private placement that we completed on October 18, 2004. The preferred stock was converted into 67,000 shares of common stock on May 5, 2005. Mr. Finkelstein converted $101,250 of indebtedness owed to him as of October 19, 2005 into units whereby Mr. Finkelstein received 101,250 shares of common stock and 50,625 warrants to purchase common shares at $1.25.

(3) George Hoover, our director, personally assumed $50,000 of indebtedness the company owed to Blakely Sokoloff Taylor & Zafman, a firm where Mr. Hoover is a partner in, as of October 19, 2005 and converted the indebtedness into units whereby Mr. Hoover received 50,000 shares of common stock and 25,000 warrants to purchase common shares at $1.25.

(4) Bennet Price-Lientz Tchaikovsky, our Chief Financial Officer, converted $52,500 of indebtedness the company owed to him as deferred compensation into units on October 19, 2005 whereby Mr. Tchaikovsky received 52,500 shares of common stock and 26,250 warrants to purchase common shares at $1.25.

(5) Mr. Ross paid $44,000 in respect of the 44,000 shares of series A preferred stock purchased in a private placement that we completed on October 18, 2004 and subsequently transferred 19,000 shares to his family members. The preferred stock was converted into 44,000 shares of common stock on May 5, 2005. On October 19, 2005, Mr. Ross paid $600,000 and received 600,000 shares of common stock and 300,000 warrants to purchase common stock at $1.25.

(6) Luc Berthoud paid $67,000 in respect of 67,000 shares of series A preferred stock in a private placement that we completed on October 18, 2004. The preferred stock was converted into 67,000 shares of common stock on May 5, 2005.

(7) Forest Finkelstein, on October 19, 2005, paid $187,000 and received 187,000 shares of common stock and 93,500 warrants to purchase common stock at $1.25.

(8) Jonathan Glaser is the natural person with voting and investment control over securities held by JMG Capital Partners, Ltd. which, on October 19, 2005, paid $900,000 and received 900,000 shares of common stock and 450,000 warrants to purchase common stock at $1.25. On May 30, 2006, JMG Capital Partners, Ltd. paid $1,251,000 and received 417,000 shares of common stock.

(9) Jonathan Glaser is the natural person with voting and investment control over securities held by JMG Triton Offshore Fund, Ltd. which on October 19, 2005, paid $900,000 and received 900,000 shares of common stock and 450,000 warrants to purchase common stock at $1.25. On May 30, 2006, JMG Triton Offshore Fund, Ltd. paid $1,251,000 and received 417,000 shares of common stock.

(10) J. Steven Emerson paid $200,000 in respect of 200,000 shares of Series A preferred stock in a private placement on May 4, 2004. The preferred stock was converted into 200,000 shares of common stock on May 5, 2005. Mr. Emerson, on October 19, 2005, paid $800,000 and received 400,000 shares of common stock and warrants to purchase common stock at $1.25. On May 30, 2006, Emerson Family Foundation paid $225,000 and received 400,000 shares of common stock. On May 30, 2006, Emerson Partners paid $225,000 and received 75,000 shares of common stock.

(11) Karim Souki is the natural person with voting and investment control over securities held by BSR Investments Ltd., which paid $200,000 in respect of 200,000 shares of series A preferred stock in a private placement that we completed on October 18, 2004. The preferred stock was converted into 200,000 shares of common stock on May 5, 2005. After Union Finance International, Ltd. transferred its $333,000 secured demand promissory note, including principal and interest on October 11, 2005, BSR Investments Ltd. then, on October 19, 2005 converted the entire amount of principal and interest due of $347,816 into 347,816 shares of common stock and 173,908 warrants to purchase common shares at $1.25 per share.

SHARES EXCHANGED FOR UNSECURED ADVANCES PAYABLE

We received unsecured, non-interest bearing monetary advances from Alan Finkelstein, Luc Berthoud and Bradley Ross for working capital purposes in 2001 and 2002. On June 22, 2004, we issued 275,000 shares of series A preferred stock in a conversion of these unsecured advances payable in the following amounts:

135,000 shares to Bradley Ross, 75,000 shares to Alan Finkelstein and 65,000 shares to Luc Berthoud. This conversion was made at $1.00 per share. On May 5, 2005, the 275,000 shares of Series A preferred stock were converted into 275,000 shares of common stock. As of December 31, 2004, there were no advances payable to any related party. Advances payable for the years ended December 31, 2003 and December 31, 2004, including the highest dollar amounts owed, were $75,000 and $0 to Alan Finkelstein, $65,000 and $0 to Luc Berthoud, and $135,000 and $0 to Bradley Ross, respectively.

UNITS EXCHANGED FOR DEFERRED SALARIES

We deferred salaries for two of our executive officers, Alan Finkelstein and Bennet Price-Lientz Tchaikovsky, and two of our other employees from January 1, 2005 through September 30, 2005. On October 19, 2005 Alan Finkelstein elected to convert the entire gross amount of deferred salary owed to him of $37,500, resulting, after payroll taxes, in $26,250 that was converted to units that consisted of 26,250 shares of common stock and 13,125 warrants to purchase common stock at $1.25 per share. On October 19, 2005 Bennet Price-Lientz Tchaikovsky elected to convert the entire amount of gross deferred salary owed to him of $52,500, resulting, after payroll taxes, in $35,000 that was converted to units that consisted of 35,000 shares of common stock and 17,500 warrants to purchase common stock at $1.25, simultaneously, Bennet Price-Lientz Tchaikovsky paid the company an additional $17,500 and received 17,500 units that consisted of 17,500 shares of common stock and 8,750 warrants to purchase common stock at $1.25. Two other employees collectively were owed $28,500 in aggregate deferred salary. Of this $28,500 aggregate deferred salary amount, $14,000 was converted, resulting, after payroll taxes in $9,500 that was converted to units that consisted of 9,500 shares of common stock and 4,750 warrants to purchase common stock at $1.25.

UNITS EXCHANGED FOR ACCOUNTS PAYABLE

On October 19, 2005, Alan Finkelstein exchanged $75,000 of indebtedness owed to him into units whereby Alan Finkelstein received 75,000 shares of common stock and 37,500 warrants to purchase common stock at a rate of $1.25 per share. On October 19, 2005, George Hoover personally assumed $50,000 of indebtedness the company owed to Blakely Sokoloff Taylor & Zafman, a firm where George Hoover is a partner in, and converted the $50,000 of indebtedness into units whereby George Hoover received 50,000 shares of common stock and 25,000 warrants to purchase common stock at $1.25. On October 19, 2005, Auriemma Consulting Group, Inc., converted $10,000 of indebtedness owed into units whereby Auriemma Consulting Group, Inc. received 10,000 shares of common stock and 5,000 warrants to purchase common stock at $1.25. Auriemma Consulting Group, Inc. subsequently transferred the shares of common stock and warrants to three individuals, none of which are affiliated with us.

UNITS EXCHANGED FOR LOANS FROM PRINCIPAL STOCKHOLDERS

On October 11, 2005 Union Finance International, Ltd. transferred its $333,000 secured demand promissory note, including principal and interest, to BSR Investments Ltd. On October 19, 2005, BSR Investments, Ltd. converted the entire amount of principal and interest due of $347,816 into 347,816 shares of common stock and 173,908 warrants to purchase common shares at $1.25 per share.

GUARANTEES

On May 24, 2004, Alan Finkelstein, Bradley Ross and Luc Berthoud each provided personal guarantees for our bank loans with City National Bank. See the section entitled "Management's Discussion and Analysis" for a more detailed description of the bank loans. The amount of each personal guarantee was $246,128, respectively. All loans owed to City National Bank were repaid on October 19, 2005.

As of January 5, 2003, Alan Finkelstein guaranteed our sublease for all rents and other sums payable under the sublease, including monthly base rent at $2,568 and 15.03% of any additional rents or other charges due from sublessor to master landlord.

On November 30, 2004, Alan Finkelstein provided a personal guarantee for our capital lease with CNC Associates, Inc. for production equipment. The amount of the personal guarantee was $27,686.

In June 2005, Bradley Ross provided a personal guarantee for any bank overdraft in our account with City National Bank. The guarantee was lifted when the company completed interim bridge financing by issuing secured demand promissory notes on August 31, 2005.

SUBLEASE AND RELATIONSHIP WITH BEMEL & ROSS

The sublessor of our office space is Bemel & Ross, of which one of our significant stockholders, Bradley Ross, is a partner. We previously were a client of Bemel & Ross and paid them a monthly fee of $2,000 for bookkeeping services. We paid Bemel & Ross $38,000 in 2004 and $0 in 2005 for services rendered.

CONSULTING SERVICES

We paid Forest Finkelstein $7,500 in 2004 and $210,833 in 2005 and $42,500 during the six months ended June 30, 2006 for services rendered to us. Forest Finkelstein is the son of Alan Finkelstein. Forest has provided and continues to provide client relations services, market research and website development services for us. Through June 30, 2004, Forest's compensation was $8,333 per month. Commencing in July 2004, we agreed to pay Forest $2,500 per month. On August 30, 2005, the Board of Directors elected to give Forest an additional payment for services in the amount of $32,083 as well as authorizing his monthly consulting fee to be increased to $7,083 per month beginning August 1, 2005. On October 19, 2005, Forest directed the company to pay $187,000 of the amount owed to him to purchase 187,000 shares of common stock and 93,500 warrants pursuant to the financing that was completed on October 19, 2005. See "Executive Compensation" for more detail on services provided by Alan Finkelstein.

ACCOUNTS PAYABLE

We have received services that are non-interest bearing with no maturity dates from related parties. Accounts payable, related parties for the years ended December 31, 2005 and December 31, 2004 consisted of $0 and $128,333 owed to Forest Finkelstein, $10,000 and $75,000 owed to Alan Finkelstein, and $0 and $2,317 owed to Bemel & Ross, a certified public accounting firm that Bradley Ross is a partner in. The highest balances of accounts payable, related parties during the years ended December 31, 2005 and December 31, 2004 was $187,083 owed to Forest Finkelstein, $150,000 owed to Alan Finkelstein and $32,000 owed to Bemel & Ross. The $150,000 owed to Alan Finkelstein and the $32,000 owed to Bemel & Ross were paid in June of 2004. Additionally, $2,500 of the $187,083 balance owed to Forest Finkelstein was paid in October 2004. Shortly prior to and after the completion of our financing, we paid all amounts owed to the aforementioned related parties. We do not anticipate having significant open balances with these related parties in the future.

LEGAL SERVICES

Since our inception, the law firm of Blakely Sokoloff Taylor & Zafman, LLP (BSTZ) acted as our outside legal counsel on intellectual property matters. George Hoover, a director of InCard, serves as a partner of BSTZ. Aggregate fees billed to us by BSTZ for legal services rendered during fiscal years 2005 and 2004 were $175,822 and $164,342, respectively. As of December 31, 2005 we owed BSTZ $5,000 for services rendered to us. This amount is included in our Accounts Payable related parties on December 31, 2005. The balance payable to BSTZ is non-interest bearing and is payable on demand. On October 19, 2005, George Hoover personally assumed $50,000 of indebtedness the company owed to Blakely Sokoloff Taylor & Zafman, a firm where Mr. Hoover is a partner in, and converted the $50,000 of indebtedness into units whereby Mr. Hoover received 50,000 shares of common stock and 25,000 warrants to purchase common shares at $1.25.

LOANS FROM PRINCIPAL STOCKHOLDERS

In March 2005, we obtained loans in the form of secured demand promissory notes from two principal stockholders totaling $500,000. One of the lenders was Union Finance International, Corp, a company that Karim Souki is a director of. Union Finance International Corp. loaned us $333,000 on March 31, 2005 while Bristol Investment Fund, Ltd. loaned us $167,000 on March 30, 2005 for the combined total of $500,000. Each note bears interest at an 8% annual rate. On October 11, 2005, Union Finance International Corp. transferred the secured demand promissory note to BSR Investments, Ltd. On October 19, 2005, BSR Investments, Ltd. converted the entire amount of principal and interest due of $347,816 into 347,816 shares of common stock and 173,908 warrants to purchase common shares at $1.25 per share. On October 20, 2005, we repaid the entire principal and interest amount due of $174,504 to Bristol Investment Fund, Ltd.

On August 31, 2005, we obtained loans in the form of secured demand promissory notes from a significant stockholder and another stockholder totaling $200,000. One of the lenders was Bradley Ross, a significant stockholder of InCard, loaned us $150,000 and Rodger Bemel, another stockholder of InCard, loaned us $50,000 for a combined total of $200,000. Each note bears interest at an 8% annual rate. On October 19, 2005 we repaid the principal amounts owed to Mr. Bemel & Mr. Ross.

OPTIONS GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS

We have granted options to purchase common stock to our directors and officers. Please see "Management—Director Compensation" and "Executive Compensation"--"Option Grants to Executive Officers in 2005."

EMPLOYMENT AGREEMENTS

See "Executive Compensation — Employment Arrangements."

INDEMNIFICATION

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Over the Counter Bulletin Board under the symbol "INVC.OB." Our common stock commenced trading on October 18, 2005.

Market for Registrant's Common Equity,
Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common shares are currently quoted on the OTC Bulletin Board under the symbol "INVC." The following table sets forth the quarterly high and low bid prices for our common shares on the OTC Bulletin Board since our common shares have been quoted on the OTC. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	Bid Price
Period	High	Low
Fiscal Year 2006:
June 30, 2006	$4.50	$2.15
Fiscal Year 2005:
December 31, 2005	$3.00	$1.90

We currently have 28,246,708 shares of common stock issued and outstanding. We have approximately 94 stockholders of record of our common stock.

We also have outstanding warrants that were issued in conjunction with a private placement of our common stock pursuant to a Securities Purchase Agreement dated December 23, 2003. These warrants, if exercised, would permit stockholders to purchase an additional 2,150,000 shares of our common stock.

We also have outstanding warrants that were issued in conjunction with a private placement of our common stock on October 19, 2005. These warrants, if exercised, would permit stockholders to purchase an additional 4,408,633 shares of our common stock.

We also have outstanding warrants that were issued in conjunction with an agreement for investor relations services on April 12, 2006. These warrants, if exercised, would permit stockholders to purchase an additional 150,000 shares of our common stock.

We also have outstanding warrants that were issued in conjunction with an agreement for investor relations services on May 19, 2006. These warrants, if exercised, would permit stockholders to purchase an additional 100,000 shares of our common stock.

We also have outstanding warrants there were issued in conjunction with a private placement of our common stock on May 30, 2006. These warrants, if exercised, would permit stockholders to purchase an additional 113,565 shares of our common stock.

After this offering, and assuming conversion of all the warrants, we will have 33,018,906 shares of common stock outstanding, which does not include 1,885,000 shares of common stock to be issued upon exercise of options outstanding and 330,000 shares of common stock reserved for issuance under our 2004 Stock Incentive Plan. Of these shares, 560,000 shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations.

In accordance with our 2004 stock incentive plan we have granted options to directors, officers, employees and consultants to purchase a total of 1,885,000 shares of our common stock. The options will expire 10 years from the date of grant. The prices for each share of common stock purchased pursuant to the options ranges from $1.00 to $5.00.

DIVIDENDS

We have never paid any dividends on the common stock. We anticipate that any future earnings will be retained for the development of our business and do not anticipate paying any dividends on the common stock or the preferred stock in the foreseeable future.

RESTRICTED OFFERINGS

On December 23, 2003, we entered into a Securities Purchase Agreement with Bristol Capital, LLC under which we were to sell a unit that consisted of 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock in exchange for $50,000. The closing was contingent upon Bristol Capital, LLC introducing potential investors to us and these potential investors or investment funds affiliated with Bristol Capital purchasing a minimum of $1,500,000 worth of our series A preferred stock at a price per share of $1.00 before February 1, 2004. As of May 5, 2004, the parties waived this closing contingency under the Securities Purchase Agreement. On May 5, 2004, we received $50,000 from Bristol Capital, LLC and issued 500,000 shares of our common stock and warrants to purchase 2,400,000 shares of our common stock to Bristol Capital, LLC's designees pursuant to the Securities Purchase Agreement as follows:

•	250,000 shares of common stock to Diana Derycz-Kessler;

•	250,000 shares of common stock to Paul Kessler; and

•
Warrants to purchase an aggregate 2,400,000 shares of our common stock to Diana Derycz-Kessler (375,000 shares), Paul Kessler (375,000 shares), Steve Emerson (200,000 shares), Tyler Runnels (50,000 shares), Elmsmere Group Ltd.(700,000 shares) and Freemount Trading Ltd.(700,000 shares).

Of the 2,400,000 common shares underlying the warrants, 100,000 shares will expire 60 days after the effective date of the registration that contains this prospectus and thereafter, 100,000 shares will expire each month thereafter for the next nine months, if not exercised. In any event, the remaining warrants to purchase 1,400,000 will expire on September 5, 2006. The warrants have an exercise price of $1.00 per share. On March 1, 2006, we received $50,000 as a result of a warrant holder exercising 50,000 warrants. On April 3, 2006, we received $200,000 as a result of 200,000 of the 2,400,000 warrants being exercised by a warrant holder. On July 17, 2006, warrant holders cashlessly exercised 2,150,000 warrants resulting in the issuance of 1,722,142 shares of Common Stock.

From April 7, 2004 to October 18, 2004, we issued 2,568,500 shares of series A preferred stock at a price per share of $1.00 to a number of investors pursuant to a private placement, including the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock that were issued on April 7, 2004, and raised gross proceeds of $2,568,500. The financing was arranged in part by Bristol Capital, LLC. Approximately forty-eight investors participated in this offering.

Each and all of the investors were accredited, as defined in the Securities Act of 1933, as amended (the "Securities Act"), and these transactions were conducted pursuant to Section 4(2) and Regulation D of the Securities Act. Neither we nor Bristol Capital, LLC conducted a public solicitation in connection with the offer, purchase or sale of these securities, no advertisement was conducted with respect to this issuance in any public medium or forum, Bristol offered the shares on our behalf only to investors who (1) qualified as "accredited investors" within the meaning of the Securities Act of 1933, as amended, and (2) had previously expressed an interest in participating in an offering of the type and manner conducted, and none of the shares issued were offered in conjunction with any public offering.

On June 22, 2004, we issued 275,000 shares of series A preferred stock in unsecured advances owed to the following individuals: 135,000 shares to Bradley Ross; 75,000 shares to Alan Finkelstein; and 65,000 shares to Luc Berthoud. This conversion was made at $1.00 per share.

On October 19, 2005, we completed a private equity financing pursuant to which we raised gross proceeds of $6,500,000 and converted $571,066 of indebtedness. The transaction was a unit offering, pursuant to which each investor or debt holder received a unit comprised of one share of restricted common stock and warrants convertible into 0.50 shares of restricted common stock, resulting in the placement of an aggregate 7,071,066 shares of restricted common stock and warrants convertible into an additional 3,535,533 shares of restricted common stock. The warrants have an exercise price of $1.25 per share and expire on October 19, 2010. Twenty-five investors participated in the transaction. Each and all of the investors in this financing qualified as an "accredited investor" as that term is defined in the Securities Act of 1933, as amended. The financing was arranged by TR Winston & Company, a fund manager, which received a net commission of 6% of the total gross proceeds and a warrant to purchase 780,000 shares of the Company's common stock at an exercise price of $1.25 per share that expires on October 19, 2010. Additionally, we issued a warrant to purchase 117,600 shares of our common stock at an exercise price of $1.25 per share that expires on October 19, 2010 to C.E. Unterberg, Towbin, LLC pursuant to a letter agreement we had previously entered into with C.E. Unterberg, Towbin, LLC. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, (5) neither us nor any of the investors paid any fees to any finder or broker-dealer other than T.R. Winston & Company who acted solely as placement agent and was paid a transaction fee by us in conjunction with this issuance. There are no material relationships between the Company, the investors or their respective affiliates.

All of the 7,071,066 common stock and 3,535,533 common shares underlying warrants issued in conjunction with the financing that was completed on October 19, 2005 have full ratchet anti-dilution protection for 18 months. If during 18 months following October 19, 2005, we obtain additional capital through the issuance of equity securities, other than the securities issued in the October 19, 2005 financing and the issuance of shares of common stock or securities convertible into or exchangeable for common stock of the company in connection with (i) any mergers or acquisitions of securities, business, property or other assets (ii) joint ventures or other strategic corporate transactions, (iii) any other transaction, the primary purpose of which is not to raise capital for the company, (iv) the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, or (v) any employee benefit plan that has been adopted by the company prior to the date hereof, then the holders of these then-existing securities will receive full ratchet anti-dilution protection. However, if the aggregate purchase price for the additional shares of common stock exceeds $10,000,000 and is not anti dilutive to the securities originally issued in the October 19, 2005 financing, the full ratchet anti-dilution provisions of these securities shall terminate simultaneously with the completion of the new issuance.

Each of our executive officers and directors have entered into a lock-up agreement, dated October 19, 2005, that restricts their right to dispose of any shares of our common stock for a period of one year following the effective date of a registration statement registering the shares of our common stock as provided in the Registration Rights Agreement in conjunction with the private placement completed on October 19, 2005.

On October 19, 2005, the Company converted debt owed to Alan Finkelstein, the current President and Director, Bennet Price-Lientz Tchaikovsky, the current Chief Financial Officer, and George Hoover, one of our directors, as consideration for prior services rendered to us in the following amounts:

101,250 shares of restricted common stock and a warrant to purchase 50,625 shares of restricted common stock at an exercise price of $1.25 per share, which expires on October 19, 2010; 52,500 shares of restricted common stock and a warrant to purchase 26,250 shares of restricted common stock at an exercise price of $1.25 per share, which expires on October 19, 2010; and 50,000 shares of restricted common stock and a warrant to purchase 25,000 shares of restricted common stock at an exercise price of $1.25 per share, which expires on October 19, 2010. Additionally, on October 19, 2005, we converted the entire amount of principal and interest due of $347,816 to BSR Investments, Ltd. into 347,816 shares of common stock and 173,908 warrants to purchase common shares at $1.25 per share that expires on October 19, 2010, $10,000 in accounts payable due to Auriemma Consulting Group, Inc. that resulted in the issuance of 10,000 shares of common stock and a warrant to purchase 5,000 shares of common stock at an exercise price of $1.25 per share that expires on October 19, 2010, and a gross amount of $14,000 due to two employees resulting in the issuance 9,500 shares of common stock and warrants to purchase 4,750 shares of common stock at an exercise price of $1.25 per share that expires on October 19, 2010.

On May 30, 2006, we completed a private equity financing pursuant to which we raised gross proceeds of $11,356,500. The transaction was a common stock offering, resulting in the placement of an aggregate 3,785,500 shares of restricted common stock. Eighteen investors participated in the transaction. Each and all of the investors in this financing qualified as an "accredited investor" as that term is defined in the Securities Act of 1933, as amended. The financing was arranged by TR Winston & Company, a fund manager, which received a net commission of 5% of the total gross proceeds and a warrant to purchase 113,565 shares of the Company's common stock at an exercise price of $3.30 per share that expires on May 30, 2011. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, (5) neither us nor any of the investors paid any fees to any finder or broker-dealer other than T.R. Winston & Company who acted solely as placement agent and was paid a transaction fee by us in conjunction with this issuance. There are no material relationships between the Company, the investors or their respective affiliates.

All of the 3,785,500 shares of common stock and 113,565 common shares underlying warrants issued in conjunction with the financing that was completed on May 30, 2006 have full ratchet anti-dilution protection for 12 months. If during 12 months following May 30, 2006, we obtain additional capital through the issuance of equity securities, other than the securities issued in the May 30, 2006 financing and the issuance of shares of common stock or securities convertible into or exchangeable for common stock of the company in connection with (i) any mergers or acquisitions of securities, business, property or other assets (ii) joint ventures or other strategic corporate transactions, (iii) any other transaction, the primary purpose of which is not to raise capital for the company, (iv) the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, or (v) any employee benefit plan that has been adopted by the company’s board and shareholders, then the holders of these then-existing securities will receive full ratchet anti-dilution protection.

On June 28, 2006 we completed the acquisition of selected assets surrounding the DisplayCard from nCryptone whereby we issued 4,500,000 shares of common stock and will pay nCryptone $1,000,000 USD within one year from the close of acquisition for a license relating to nCryptone's buzzer patent for use in our SoundCard.

EMPLOYEE BENEFIT PLAN

2004 STOCK INCENTIVE PLAN

Our board of directors and stockholders approved our 2004 stock incentive plan in August 2004. The 2004 stock incentive plan provides for the grant of incentive stock options to our employees, and for the grant of non-statutory stock options, restricted stock, stock appreciation rights and performance shares to our employees, directors and consultants.

We have reserved a total of 2,215,000 shares of our common stock for issuance pursuant to the 2004 stock incentive plan. Our 2004 stock incentive plan does not provide for automatic annual increases in the number of shares available for issuance under the plan.

Our board of directors, or a committee of our board, administers our 2004 stock incentive plan. The board or its committee, who are referred to as the administrator in this prospectus, has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a lower exercise price.

The administrator determines the exercise price of options granted under our 2004 stock incentive plan, but the exercise price must not be less than 85% of the fair market value of our common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of our stock, the exercise price must not be less than 110% of the fair market value per share of our common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock or the outstanding stock of any parent or subsidiary of ours, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. However, an option generally may not be exercised later than the expiration of its term.

Our 2004 stock incentive plan does not allow for the transfer of options and only the recipient of an option may exercise an option during his or her lifetime. However, the recipient of an option may designate one or more beneficiaries of his or her outstanding options, which will automatically transfer to such beneficiaries upon the participant's death. With respect to non-statutory stock options, a participant may assign his or her options to immediate family members or trusts for estate planning purposes during his or her lifetime.

Stock appreciation rights may be granted under our 2004 stock incentive plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock may be granted under our 2004 stock incentive plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator determines the purchase price of the restricted stock, but the purchase price must not be less than 85% of the fair market value of our common stock on the date of issuance. In the event that the participant owns 10% or more of the voting power of all classes of our stock, the purchase price must not be less than 100% of the fair market value per share of our common stock on the date of issuance. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Performance shares, or share rights awards, may be granted under our 2004 stock incentive plan. These shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest, unless the administrator waives these goals. The administrator has authority to establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants.

Our 2004 stock incentive plan provides that in the event of our change in control, outstanding options will automatically accelerate and become exercisable, unless the successor corporation or its parent assumes or substitutes a cash incentive program for each outstanding option, or the administrator placed restrictions on acceleration at the time of the grant. With respect to restricted stock or share rights awards, our repurchase rights will automatically terminate and all the shares will fully vest upon a change of control, unless the repurchase rights are assigned to the successor corporation or its parent or the administrator place restrictions on acceleration of vesting at the time of the issuance.

Our 2004 stock incentive plan will automatically terminate on August 5, 2014, unless it terminates sooner because all shares available under the plan have been issued or all outstanding options terminate in connection with a change of control. In addition, our board of directors has the authority to amend the 2004 stock incentive plan provided this action does not impair the rights of any participant.

We had no compensation plans prior to the adoption of our 2004 stock incentive plan.

EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

The following table summarizes the compensation for fiscal years 2005, 2004 and 2003 that we paid to our President and our Chief Financial Officer for services rendered to us. There were no other officers who earned more than $100,000 in fiscal year 2005.

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION					LONG TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY($)		BONUS($)	OTHER ANNUAL COMPENSATION ($)	SECURITIES UNDERLYING OPTIONS # OF SHARES	ALL OTHER COMPENSATION ($)
Alan Finkelstein,	2005	$200,000	(1)	—	—	100,000	—
Chief Executive	2004	$150,000	(1)	—	—	250,000	—
Officer and President	2003	$175,000	(1)	—	—	—	—

Bennet Price-Lientz	2005	$130,000		—	—	—	—
Tchaikovsky	2004	$26,846		—	—	150,000	—
Chief Financial Officer	2003	—		—	—	—	—

(1) Our predecessor entity, LensCard US, LLC paid Alan Finkelstein as a consultant for his services to LensCard US, LLC as follows: $100,000 in 2003 and $0 in 2004. Following our reorganization in April 2004, we have paid Alan Finkelstein $ 75,000 for services rendered to us in 2003, $150,000 for services rendered to us in 2004, and $200,000 for services rendered to us in 2005.

OPTION GRANTS IN 2005

The following table sets forth certain information concerning grant of stock option to Mr. Finkelstein during fiscal 2005. This stock option was granted on October 17, 2005 under our 2004 Stock Incentive Plan. This option vests as to 20% of the shares one year after grant, with one-fifth of the remaining shares vesting on each anniversary thereafter. No options were granted to our Chief Financial Officer in fiscal year 2005.

Name	Number of Securities underlying Option (# of Shares)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date
Alan Finkelstein	100,000	100%	$1.00	10/15/2015

AGGREGATED OPTION EXERCISES IN 2005
AND DECEMBER 31, 2005 OPTION VALUES

No options were exercised by Alan Finkelstein, our President or Bennet Price-Lientz Tchaikovsky, our Chief Financial Officer in 2005. The following table sets forth certain information concerning vested and unvested options held by the named executive officer and the value of options held by this individual at December 31, 2005.

	Number of Shares Acquired on	Value Received	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised in-the-Money Options at December 31, 2005(1)
Name	Exercise	($)	Vested	Unvested	Vested	Unvested
Alan Finkelstein	—	—	100,000	250,000	$150,000	$375,000
Bennet Price-Lientz	—	—	30,000	120,000	$45,000	$180,000
Tchaikovsky

(1) The value of unexercised in-the-money options is based on a price per share of $2.50 as of December 31, 2005 minus the actual exercise price.

EMPLOYMENT ARRANGEMENTS

In January 1998, our predecessor entity, LensCard US, LLC, entered into an employment agreement with Alan Finkelstein that provided for a starting monthly salary of $8,334. Mr. Finkelstein's current monthly salary is $16,667. Mr. Finkelstein’s agreement renews annually for a one year term if not terminated prior to its anniversary date.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2006 through the date of this prospectus.

INNOVATIVE CARD TECHNOLOGIES, INC.

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet as of June 30, 2006 (unaudited) and December 31, 2005	F-3

Consolidated Statements of Operations for the six months ended June 30, 2006 and 2005 (unaudited)
and the years ended December 31, 2005 and December 31, 2004	F-4

Consolidated Statements of Stockholders' Equity	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005 (unaudited)
and the years ended December 31, 2005 and December 31, 2004	F-6

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Innovative Card Technologies, Inc.
Los Angeles, California

We have audited the consolidated balance sheet of Innovative Card Technologies, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovative Card Technologies, Inc. and subsidiaries as of December 31, 2005 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 7, 2006

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND JUNE 30, 2006

	June 30, 2006 (unaudited)	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,032,000	$3,277,532
Accounts receivable	14,830	18,297
Prepaids and other current assets	11,838	11,773
Deposits on raw materials held for production	1,238,356	100,000
Raw materials held for production	266,946	172,497
Total current assets	13,563,970	3,580,099
PROPERTY AND EQUIPMENT, NET	272,367	241,264
INTANGIBLE ASSETS	20,303,105	—
Total assets	$34,139,442	$3,821,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$329,580	$252,806
Accounts payable - related parties	1,086,741	15,000
Short term portion of capital lease	9,704	9,331
Deferred revenue	174,915	37,143
Total current liabilities	1,600,940	314,280
LONG TERM LIABILITIES
Long term portion of capital lease	3,408	8,355
Total liabilities	1,604,348	322,635

STOCKHOLDERS’ EQUITY
Preferred stock $0.001 par value, 5,000,000 shares Authorized, 0 (unaudited) and 0 shares issued and outstanding	—	—
Common stock $0.001 par value, 50,000,000 shares Authorized, 26,519,566(unaudited) and 17,964,566 shares issued and outstanding	26,520	17,965
Additional paid-in capital	42,167,736	10,347,710
Accumulated deficit	(9,659,162)	(6,866,947)
Total stockholders’ equity	32,535,094	3,498,728
Total liabilities and stockholders’ equity	$34,139,442	$3,821,363

The accompanying notes are an integral part of these consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 AND THE
YEARS ENDED DECEMBER 31, 2005 AND 2004

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
	(Unaudited)	(Unaudited)

Revenues	$2,228	$2,745	$21,460	$51,039
Cost of Goods Sold	—	—	9,865	—
Gross Margin	2,228	2,745	11,595	51,039

Operating expenses

Administrative	1,849,856	508,610	1,178,398	667,854
Consulting Fees	42,500	15,000	85,000	125,224
Professional Fees	643,627	265,731	445,913	338,830
Research and development	343,643	445,807	827,354	513,954

Total operating expenses	2,879,626	1,235,148	2,536,665	1,645,862

Loss from operations	(2,877,398)	(1,232,403)	(2,525,070)	(1,594,823)

Other income (expense)

Interest income	88,384	128	6,055	1
Interest expense	(801)	(20,969)	(43,593)	(26,918)

Total other income (expense)	87,583	(20,841)	(37,538)	(26,917)

Income (loss)before provision for income taxes	(2,789,815)	(1,253,244)	(2,562,608)	(1,621,740)

Provision for income taxes	(2,400)	(800)	(2,400)	—

Net loss	$(2,792,215)	$(1,254,046)	$(2,565,008)	$(1,621,740)

Basic and diluted loss per share	$(0.15)	$(0.15)	$(0.23)	$(0.25)

Weighed-average
common shares outstanding	18,841,787	8,361,078	11,341,702	6,445,738

The accompanying notes are an integral part of these consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND
SIX MONTHS ENDED JUNE 30, 2006

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2004	2,843,500	$2,844	8,050,000	$8,050	$3,673,715	$(4,301,939)	$(617,330)
Conversion of Series A Preferred
Stock to Common Stock, May 5, 2005	(2,843,500)	(2,844)	2,843,500	2,844	—	—	—
Issuance of units whereby each unit represents one share of common stock and ½ share of a detachable warrant			7,071,066	7,071	7,063,995	—	7,071,066
Offering costs	—	—	—	—	(390,000)	—	(390,000)
Net loss	—	—	—	—	—	(2,565,008)	(2,565,008)
Balance, December 31, 2005	—	—	17,964,566	17,965	10,347,710	(6,866,947)	3,498,728
Exercise of warrants (unaudited)	—	—	269,500	269	274,105	—	274,375
Issuance of 3,785,500 shares of Common Stock (unaudited)	—	—	3,785,500	3,786	11,352,714	—	11,356,500
Offering Costs (unaudited)	—	—	—	—	(1,027,318)	—	(1,027,318)
Issuance of 4,500,000 shares of Common Stock issued in Connection with the acquisition of certain assets of nCryptone (unaudited)	—	—	4,500,000	4,500	19,737,000	—	19,741,500
Stock compensation expense (unaudited)	—	—	—	—	200,186	—	73,750
Warrant compensation expense (unaudited)	—	—	—	—	1,283,338	—
Net loss for the six months ended June 30, 2006 (unaudited)	—	—	—	—	—	(2,792,215)	(768,484)
Balance, June 30, 2006 (unaudited)	—	$—	26,519,566	$26,520	$41,167,736	$(9,659,162)	$32,535,094

The accompanying notes are an integral part of these consolidated financial statements.

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006  AND  2005
AND THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2006	2005	2005	2004
	(unaudited)	(unaudited )
Cash flows from operating activities
Net loss	$(2,792,215)	$(1,254,046)	$(2,565,008)	$(1,621,740)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	46,144	22,133	78,009	7,255
Stock compensation expense	200,186
Warrant compensation expense	838,845
(Increase) decrease in
Accounts receivable	18,297	3,315	(14,982)	10,330
Prepaid expenses and other current assets	(65)	38,957	29,658	(36,434)
Deposits on raw materials for production	(740,400)	(106,754)	(100,000)	—
Raw materials held for production	(94,449)	—	(172,497)	—
Increase (decrease) in
Accounts payable and accrued expenses	76,770	446,452	176,302	(4,595)
Accounts payable - related parties	71,733	82,118	(233,980)	10,398
Deferred revenue	137,772	(2,925)	(3,343)	(29,515)
Net cash used in operating activities	(2,237,382)	(770,750)	(2,805,841)	(1,664,301)
Cash flows from investing activities
Loan receivable- employee	—	—	—	8,093
Purchase of property and equipment	(51,625)	(261,019)	(276,833)	(5,788)
Net cash used in investing activities	(51,625)	(261,019)	(276,833)	2,305
Cash flows from financing activities
Book Overdraft	—	25,057
Proceeds from notes payable	—	—	—	246,128
Repayment of notes payable	—	(41,027)	(648,270)	(696,379)
Proceeds from October 19, 2005 unit offering	—	—	6,517,500	—
Offering costs	—	—	(390,000)	—
Proceeds from exercise of warrants	274,375	—	—	—
Proceeds from series A preferred stock offering	—	—	—	2,568,500
Proceeds from common stock offering	—	—	—	50,000
Proceeds from 5/30/06 Common Stock offering	11,356,500	—	—	—
Offering costs - 5/30/06 Common Stock offering	(582,825)	—	—	—
Proceeds from notes payable related parties	—	500,000	650,000	—
Proceeds from demand notes payable	—	—	50,000	—
Repayment of demand notes payable related parties	—	—	(317,000)	—
Repayment of demand notes payable	—	—	(50,000)	—
Interest payable- related parties	—	10,183	23,944	4,125
Interest paid on demand notes payable related parties	—	—	(9,128)	—
Interest payable on demand notes payable	—	—	542	—
Interest paid on demand notes payable	—	—	(542)	—
Payments on capital lease	(4,575)	(4,228)	(8,627)	(6,285)
Net cash provided by financing activities	11,043,475	489,985	5,818,419	2,166,089
Net increase (decrease) in cash and cash equivalents	8,754,468	(541,784)	2,735,748	504,093
Cash and cash equivalents, beginning of year	3,277,532	541,784	541,784	37,691
Cash and cash equivalents, end of period	$12,032,000	$—	$3,277,532	$541,784

The accompanying notes are an integral part of these consolidated financial statements

INNOVATIVE CARD TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
 AND  THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Supplemental disclosures of cash flow

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2006	2005	2005	2004
	(unaudited)	(unaudited )
Interest paid	$801	$5,134	$28,833	$22,616
Income Tax Paid	$2,400	$—	$—	$—

Supplemental schedule of non-cash investing and financing activities

During the year ended December 31, 2004,

•	$275,000 of advances payable - related parties was converted into 275,000 shares of series A preferred stock.

•	50,000 shares of common stock valued at $50,000 were issued as offering costs

•	The Company acquired property and equipment through capitalized lease obligations of $32,598.

During the year ended December 31, 2005,

•	2,843,500 shares of preferred stock with a par value of $0.001 was converted into 2,843,500 shares of common stock with a par value of $0.001.

•
$347,816 of demand notes payable related parties, that included interest, was converted into 347,816 shares of common stock with a par value of $0.001 and 173,908 warrants to purchase common stock at $1.25 per share.

•	$125,000 of accounts payable related parties was converted to 125,000 shares of common stock with a par value of $0.001 and 62,500 warrants to purchase common stock at $1.25 per share.

•	$92,850 of accounts payable and accrued expenses was converted to 80,750 shares of common stock with a par value of $0.001 and 40,375 warrants to purchase common stock at $1.25 per share.

On May 30, 2006, the Company issued warrants to purchase 113,565 shares of common stock at an exercise price of $3.30 to T.R Winston in conjunction with the Company’s May 30, 2006 financing and recognized $444,493 in offering costs relating to the issuance of these warrants.

On June 28, 2006 the Company exchanged 4,500,000 shares of its common stock for selected assets relating to the DisplayCard of nCryptone. Among the assets acquired were: intangible assets of $19,303,095, accounts receivable of 14,830, fixed assets of 25,619, and deposits on raw materials inventory of 397,956.

On June 28, 2006, the Company entered into an agreement with nCryptone whereby for $1,000,010, the Company could acquire a license to nCryptone's buzzer patent exclusively for the Company's Sound Card, a card that emits a musical sound by th pressing of a button on the card. The license to the buzzer patent is royalty-free, and expires on November 2018 and the $1,000,010 is payable within one year of June 28, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

GENERAL

The accompanying consolidated financial statements of Innovative Card Technologies, Inc. (“ICTI”) include the amounts of LensCard US, LLC (“LensCard US”), formerly Universal Magnifier, LLC, organized under the laws of the State of Delaware on January 7, 1999 and LensCard International Limited (“LensCard International”), formerly Universal Magnifier International Limited (“UMIL”), incorporated as an International Business Company under the laws of the British Virgin Islands on August 21, 1995. On January 7, 1999, LensCard US merged with Universal Magnifier LLC (“UMUS”), a California limited liability company founded in January, 1998, for the purpose of changing the place of organization of UMUS.

LensCard Corporation (“LCC”) was incorporated in the State of Delaware on November 22, 2002 and had no financial activity from that date until January 1, 2004. PSACo., Inc. (“PSAC”) was incorporated in the State of Delaware on August 27, 2003.

On April 2, 2004 through October 18, 2004, a series of integrated, mutually dependent transactions were completed pursuant to previously-executed agreements. These transactions are as follows:

•	On April 2, 2004, the following occurred:

certain members of LensCard US and another party who collectively hold certain royalty rights (“Royalty Rights”) collectively transferred their interests in the Royalty Rights to LCC in exchange for an aggregate of 5,500,000 shares of LCC common stock.

the Royalty Rights were transferred from LCC to PSAC in exchange for 100% of the PSAC issued and outstanding common stock causing PSAC to become a wholly owned subsidiary of LCC.

•	On April 6, 2004,the following occurred:

LensCard International was acquired by LCC in exchange for an aggregate of 1,000,000 shares of LCC common stock and merged with and into LCC.

LensCard US exchanged 100% of its membership interests with LCC for an aggregate of 1,000,000 shares of LCC common stock.

•
On December 23, 2003, LCC entered into a Securities Purchase Agreement with a private investor under which it was to receive $50,000 in exchange for issuing 500,000 shares of LCC common stock and warrants to purchase 2,400,000 shares of LCC common stock. The closing of the Securities Purchase Agreement was contingent upon the private investor introducing the Company to potential investors and the potential investors purchasing a minimum of $1,500,000 of the Company’s series A preferred stock financing. As of May 5, 2004, the parties waived this contingency under the Securities Purchase Agreement. On May 5, 2004, LLC received $50,000 from the private investor and issued 500,000 shares of common stock and warrants to purchase 2,400,000 shares of common stock. If LCC causes a Registration Statement to be effective, an aggregate 100,000 of the warrants will expire sixty days after the effective date of the Registration Statement, an aggregate 100,000 of the warrants will expire each month thereafter for nine months, and the remaining 1,400,000 of the warrants will expire on September 5, 2006.

•
On April 7, 2004, we issued convertible promissory notes in the principal amount of $340,000 to five accredited investors. These notes did not bear interest and were automatically converted into an aggregate 340,000 shares of series A preferred stock on May 5, 2004.

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS (CONTINUED)

•
From April 7, 2004 through October 18, 2004, investors purchased 2,568,500 shares of LCC convertible series A preferred stock (“Preferred Stock”) for $2,568,500, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of series A preferred stock on April 7, 2004. Not included in the $2,568,500 is the conversion of advances payable in the amount of $275,000 into 275,000 shares of series A preferred stock to certain shareholders. Each share of Preferred Stock has a 0.001 par value, a non-cumulative dividend of $0.06 per share when and if declared by the board of directors, liquidation preference over the common stock, and conversion rights into one share of common stock at $1 per share. Each share of Preferred Stock shall be automatically converted into shares of Common Stock upon either (i) the affirmative vote or written consent of not less than two- thirds of the shares of Preferred Stock outstanding; or (ii) the registration of the LCC’s Common Stock under the Securities Act pursuant to the Registration Rights.

•	On June 25, 2004, LCC changed its name to Innovative Card Technologies, Inc.

Prior to April 1, 2004, the financial statements of LensCard US and LensCard International were presented on a combined basis since the companies were under common control. As a result of the transactions between LCC, LensCard US and LensCard International on April 2, 2004 and April 6, 2004, respectively, the financial statements have been restated to present the companies on a consolidated basis as of the earliest date presented.

COMPANY OVERVIEW

The Company (as defined in Note 3) researches, develops and markets technology-based card enhancements primarily for the credit card market that are designed to enable issuers to improve card functionality, reduce attrition and increase acquisition rates of customers. It commenced sales of its first product, the LensCard, or a card embedded with a small magnifying lens, in 1998. Since 2002, its core focus has been and continues to be on research and development and marketing of its power inlay technology that is designed to bring power-based applications, including light, sound and display screens, to cards. Power inlay technology consists of a battery, circuit, and switch that can power applications on credit cards and other information-bearing plastic cards. It has devoted a significant majority of our efforts to complete the development of its power inlay technology, initiate marketing and raising the financing required to do so and fund its expenses. It has generated limited revenues that derive from licensing agreements of its LensCard product, most of which have terminated.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Innovative Card Technologies, its wholly owned subsidiary, PSA Co., LensCard US, LLC and LensCard International (the “Company”). All significant inter-company accounts and transactions are eliminated in consolidation.

REVENUE RECOGNITION

The Company’s revenue is derived from various royalty agreements and is recognized when sales are reported by the licensee. Deferred revenue consists of payments received in advance of revenue being reported by the licensee to the Company.

COMPREHENSIVE INCOME

The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company’s financial statements since the Company did not have any changes in equity from non-owner sources.

CASH AND CASH EQUIVALENTS

For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

MAJOR SUPPLIERS

The Company obtains the battery, a key component for the Company’s power inlay technology, from a single source, Solicore, Inc., on a purchase order basis. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations, delay production for up to nine months and impair the Company’s ability to manufacture and sell products.

The Company obtains the display, a key component for the Company’s DisplayCard, from a single source, SmartDisplayer, pursuant to the Company’s agreement with SmartDisplayer. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations relating to the DisplayCard, delay production of the DisplayCard for up to twelve months and impair the Company’s ability to manufacture and sell the DisplayCard.

The Company assembles its DisplayCard from a single source, NagraID on a purchase order basis. The Company believes that alternative sources for this component in the event of a disruption or discontinuation in supply would not be available on a timely basis, which could disrupt Company operations relating to the DisplayCard, delay production of the DisplayCard for up to twelve months and impair the Company’s ability to manufacture and sell the DisplayCard.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. The Company provides for depreciation and amortization using the double-declining method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash and cash equivalents, prepaid expenses and other current assets, due from related parties, accounts payable and accrued expenses, advances payable, and deferred revenue. The book value of all other financial instruments are representative of their fair values.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred.

LOSS PER SHARE

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Since their effect would have been anti-dilutive, common stock equivalents of 6,927,198 warrants and 1,845,000 stock options were excluded from the calculation of diluted loss per share for the six months ended June 30, 2006. Since their effect would have been anti-dilutive, common stock equivalents of 2,400,000 warrants and 1,235,000 stock options were excluded from the calculation of diluted loss per share for the six months ended June 30, 2005.

Since their effect would have been anti-dilutive, common stock equivalents of 6,833,133 warrants and 1,585,000 stock options were excluded from the calculation of diluted loss per share for the year ended December 31, 2005. Since their effect would have been anti-dilutive, common stock equivalents of 2,400,000 warrants, 1,275,000 stock options and 2,843,500 shares of Series A Preferred Stock were excluded from the calculation of diluted loss per share for the year ended December 31, 2004.

INCOME TAXES

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

The results of operations presented for the years ended December 31, 2004 are those of LensCard US and LensCard International prior to the transactions with LCC on April 1, 2004. LensCard US is a limited liability company. Accordingly, all federal and state tax responsibilities of this entity are those of the members’ individually. LensCard International is a foreign corporation whose income is derived from outside of the United States of America. Pursuant to the Internal Revenue Code Section 871, LensCard International is not subject to taxation in the United States of America. Therefore, a tax provision for LCC for these dates is not presented.

The effective tax rate differs from the statutory tax rate primarily as a result of the pre-merger LLC activity as discussed above and the change in the valuation allowance account.

The Company has no material temporary differences that would result in deferred taxes. The Company does, however, have loss carryforwards which may result in deferred tax assets in the future. At December 31, 2005, the Company has approximately $4,103,000 and $4,170,000 in federal and state loss carryforwards available to offset taxes through December 31, 2025 and 2011, respectively.

The Company’s deferred tax asset at December 31, 2005 of $1,293,000 consists of loss carryforwards, state taxes, and deferred revenue and has been offset entirely by a valuation allowance. The valuation allowance account has been increased by $824,000 during the year ended December 31, 2005

STOCK INCENTIVE PLAN

The Company accounts for its stock incentive plan under SFAS No. 123, “Accounting for Stock-Based Compensation,” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. At times, cash balances are in excess of the insured limit.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATION

Certain amounts included in the prior year financial statements have been reclassified to conform with the current year presentation. Such reclassification did not have any effect on the reported net loss.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued a revision to FASB Statement No. 123, “Accounting for Stock-Based Compensation”. This Statement supersedes APB Opinion No. 23, “Accounting for Stock Issued to Employees”. This Statement establishes standards for the accounting for transactions in which an entity exchanges it equity instructions for goods or services, It also addresses transactions in which an entity incurs liabilities in exchange for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Adoption of SFAS No. 123R will have a significant impact on the financial statements through the expensing of stock option grants.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections. SFAS No. 154 replaces Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provision, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by this Statement.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”). SFAS 156 addresses the accounting for recognized servicing assets and servicing liabilities related to certain transfers of the servicer’s financial assets and for acquisitions or assumptions of obligations to service financial assets that do not relate to the financial assets of the servicer and its related parties. SFAS 156 requires that all recognized servicing assets and servicing liabilities are initially measured at fair value, and subsequently measured at either fair value or by applying an amortization method for each class of recognized servicing assets and servicing liabilities. SFAS 156 is effective in fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 3 - DEPOSITS FOR RAW MATERIALS FOR PRODUCTION

Deposits for raw materials for production at June 30, 2006 and December 31, 2005 consisted of the following and is stated at the amount deposited:

	June 30, 2006	December 31, 2005
	(unaudited)
Deposits on raw materials held for production (display & manufacturing component)	$1,238,356	$100,000
TOTAL	$1,238,356	$100,000

These deposits for raw materials are held with two vendors.

NOTE 4 - RAW MATERIALS HELD FOR PRODUCTION

Raw materials held for production at June 30, 2006 and December 31, 2005 consisted of the following and is stated at the lower cost or market:

	June 30, 2006	December 31, 2005
	(unaudited)
Raw materials held for production (battery component)	$266,946	$172,497
TOTAL	$266,946	$172,497

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2006 and December 31, 2005 consisted of the following:

	June 30, 2006	December 31, 2005
	(unaudited)
Computer equipment	$18,572	$16,939
Office equipment	8,168	8,168
Furniture and fixtures	18,270	18,270
Production equipment, capital lease	32,598	32,598
Leasehold improvements	5,610	5,610
Production equipment	345,313	269,698
	428,531	351,283
Less accumulated depreciation and amortization	(156,164)	(110,019)
TOTAL	$272,367	$241,264

NOTE 5 - PROPERTY AND EQUIPMENT (CONTINUED)

Depreciation and amortization expense was $78,009, $7,255, $46,144 (unaudited), and $22,133 (unaudited), for the year ended December 31, 2005 and 2004, and the six months ended June 30, 2006 and 2005, respectively.

NOTE 6 - ACQUISITION OF NCRYPTONE

On April 20, 2006, Innovative Card Technologies, Inc. (the "Company") signed a term sheet whereby the Company would purchase rights relating to the DisplayCard from nCryptone for 4,500,000 shares of the Company's common stock and $1,000,000 USD to be paid within one year after the close of the acquisition. Included in this proposed acquisition is all intellectual property relating to the DisplayCard under the July 25, 2005 Joint Development Agreement with nCryptone, all nCryptone intellectual property relating to the DisplayCard, and assumption of certain accounts payable directly allocable to the DisplayCard, as well as all tangible assets relating to the DisplayCard.

After the completion of the proposed acquisition, the Company will have all rights, including 100% of all revenues, relating to the DisplayCard that was previously shared by nCryptone under the Joint Development Agreement. The Company will continue to utilize nCryptone personnel for one year after the acquisition for the further development of the technology surrounding the DisplayCard. Additionally, the Company plans to retain the two top executives of the firm who were instrumental in developing the technology of the DisplayCard.

Upon the completion of the acquisition of selected assets relating to the DisplayCard of nCryptone on June 28, 2006, the Company allocated the purchase price in accordance with the signed agreement with nCryptone assigning a temporary value of $19,303,095 to intangible assets and $1,000,010 to a patent license fee. The amounts assigned to goodwill and the patent license fee are being reviewed by the Company to determine the fair values and estimated useful lives of the intangible assets. The $1,000,010 patent license fee will be amortized over the life of the patent (12 years through November 2018). The Company has retained a third party valuation firm to assist the Company with the valuation of the intangible assets and patent license fee. Upon completion of such review, the Company will make the appropriate adjustments to its financial statements. The total purchase price of the DisplayCard assets of nCryptone is summarized as follows:

Common Stock:	$19,741,500

Total Purchase Price:	$19,741,500

The valuation of the DisplayCard assets of nCryptone was estimated as of the acquisition date and the purchase price is subject to future adjustments. If the valuation is less than the value of the common stock as initially documented by the parties, the purchase price will be adjusted downward accordingly. Any such adjustment will be recorded as an adjustment to Goodwill and reflected in the final purchase price allocation.

The Company’s preliminary allocation of the purchase price is summarized as follows:

Assets:
Intangible Assets	$19,303,095
Accounts Receivable	14,830
Equipment	25,619
Inventory	397,956
Total Assets	19,741,500

The Company is in the process of obtaining a valuation analysis from a third party, including a review of the purchase price allocation and determination of the useful life of the intangible assets, including goodwill.

NOTE 7 - NOTES PAYABLE

On October 30, 2002, the Company entered into a note payable with a financial institution in exchange, for an aggregate borrowing limit of $450,000. Of the $450,000, $350,000 was received during the 12 months ended December 31, 2002 while $100,000 was received during the 12 months ended December 31, 2003. The loan was repaid on May 24, 2004. The balance of the note payable beared interest at a rate of 4.0% per annum through the date of renewal, and 1.8% per annum thereafter. As of December 31, 2005 and June 30, 2006 the outstanding balance on the note payable was $0. The Company has no further borrowing capacity under this agreement.

On April 22, 2003, the Company entered into a second note payable with the same financial institution in exchange for gross proceeds of $150,000. The second note was been renewed through April 30, 2006. The balance of the note payable beared interest at 1.8% per annum through the date of renewal, and 4.1% per annum thereafter. The loan was repaid on October 19, 2005. As of December 31, 2005 and June 30, 2006 the outstanding balance on the note payable was $0. The Company has no further borrowing capacity under this agreement.

On July 16, 2003, the Company entered into a third note payable with the same financial institution in exchange for gross proceeds of $150,000. The third note was renewed through April 30, 2006. The balance of the note payable beared interest at 1.8% per annum through the date of renewal, and 3.1% per annum thereafter. The loan was repaid on October 19, 2005. As of December 31, 2005 and June 30, 2006 the outstanding balance on the note payable was $0. The Company has no further borrowing capacity under this agreement.
On September 24, 2003, the Company entered into a fourth note payable with the same financial institution in exchange for gross proceeds of $150,000. The fourth note was renewed through April 30, 2006. The balance of the note payable beared interest at 1.8% per annum through the date of renewal, and 2.7% per annum thereafter. As of December 31, 2005 and June 30, 2006 the outstanding balance on the note payable was $0. The Company has no further borrowing capacity under this agreement.

On December 30 2003, the Company entered into a fifth note payable with the same financial institution in exchange for gross proceeds of $200,000. The fifth note matured on March 15, 2004 and was paid in full on May 24, 2004. The balance of the note payable beared interest at a rate of 4.0% per annum. As of December 31, 2005 and June 30, 2006 the outstanding balance on the note payable was $0. The Company has no further borrowing capacity under this agreement.

NOTE 7 - NOTES PAYABLE (CONTINUED)

On May 24, 2004, the Company entered into a sixth note payable with the same financial institution in exchange for gross proceeds of $246,128. The sixth note matured on May 31, 2005 and was renewed until July 31, 2005. The balance of the note payable initially beared interest at 4.0% through the date of renewal. The interest rate was subject to change from time to time based on changes in an index which is based on the financial institution’s prime rate. The loan was repaid on October 19, 2005. As of December 31, 2005 and June 30, 2006 the outstanding balance on the note payable was $0. The Company has no further borrowing capacity under this agreement.

The first, fifth and sixth notes payable were guaranteed by three stockholders of the Company. The second, third, and fourth notes payable were collateralized by personal certificates of deposit belonging to an officer and a stockholder of the Company. All outstanding principal, plus all accrued, unpaid interest were due on the respective maturity dates. The Company was required to make regular monthly payments of all accrued, unpaid interest due as of each payment date for the second, third and fourth notes payable. For the sixth note payable, the company was required to make two monthly payments of $6,837, subject to any change in the index rate and one final payment of all outstanding principal and accrued interest on July 31, 2005. On October 19, 2005, all outstanding loans were repaid by the Company. As of December 31, 2005 and June 30, 2006, the balances on these notes payable was $0. The Company has no further borrowing capacity under any of these loan agreements.

On August 31, 2005, the Company obtained a loan in the form of secured demand promissory note of $50,000 from Rodger Bemel. The secured demand promissory note created security interests in the Company’s assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory note was payable without notice by the demand of Rodger Bemel There is no further borrowing capacity under this secured demand promissory note. On October 19, 2005 the Company repaid the principal amount owed to Rodger Bemel in full. As of December 31, 2005 and June 30, 2006, the balance on this note payable was $0. There is no further borrowing capacity under this secured demand promissory note.

NOTE 8 - PROVISION FOR INCOME TAXES

The effective tax rate differs from the statutory tax rate primarily as a result of the pre-merger LLC activity as discussed above and the change in the valuation allowance account.

The Company has no material temporary differences that would result in deferred taxes. The Company does, however, have loss carryforwards which may result in deferred tax assets in the future. At June 30, 2006, the Company has approximately $5,559,455 (unaudited) and $5,642,347 (unaudited) in federal and state loss carryforwards available to offset taxes through December 31, 2025 and 2011, respectively.

The Company’s deferred tax asset at June 30, 2006 of $2,491,405 (unaudited) consists of loss carryforwards, state taxes, and deferred revenue and has been offset entirely by a valuation allowance. The valuation allowance account has been increased by $847,606 during the six months ended June 30, 2006. The availability of the net operating losses to offset future taxable income may be limited as a result of ownership changes in 2006 or prior years with the acquisition of selected assets relating to the DisplayCard of nCryptone on June 28, 2006, pursuant to Internal Revenue Code Section 382. In addition, utilization of the net operating loss carryforwards would also be subject to annual usage limitation, as defined. Net operating loss limitations under Section 382 may significantly impact the timing and amount of future income tax obligations, if any. The amount of such limitation, if any, has not yet been determined.

NOTE 9 - COMMITMENTS

EQUIPMENT LEASE

On November 30, 2004, the Company entered into a capital lease with CNC Associates, Inc. for the purchase of production equipment. The lease requires minimum monthly payments of $866 and expires on October 31, 2007. The capital lease is personally guaranteed by an officer and stockholder of the Company. Future minimum lease payments, that contain interest, under this capital lease agreement at December 31, 2005 were as follows:

Year Ending December 31,

2006	$9,331
2007	8,355
TOTAL	17,686

Less interest	121
Less current portion	9,331
Long term portion	$8,234

Equipment under the capitalized lease amounted to $32,598 and the related depreciation expense amounted to $10,463, $2,173, $3,793 (unaudited) and $5,781 (unaudited) for the years ended December 31, 2005 and 2004, and six months ended June 30, 2006 and 2005, respectively.

LEASE

The Company subleases its office space under a non-cancelable operating lease agreement from a stockholder. The lease requires minimum monthly payments of $2,568, expired in May 2005, and requires the Company to pay 15.03% of any additional rents and/or charges of any kind due from Bemel & Ross. After expiration, the lease becomes a month to month tenancy cancelable by either party with thirty days notice. The additional rents and/or charges that may be due consist of direct costs passed through the master landlord to Bemel & Ross. The direct costs are based on operating costs during the calendar year ending December 31, 2003, or the base year. Thereafter, if the direct costs in a subsequent year exceed the direct costs in the base year, the master landlord bills Bemel & Ross its proportionate share of the excess of direct costs, which may include tax costs related to real estate and/or costs and expenses incurred by the master landlord in connection with common areas of the building, the parking structure or the cost of operating the building. Through December 31, 2005, Bemel & Ross has charged the Company for additional rents and/or charges in the amount of $6,694. Future minimum lease payments under this operating lease agreement at December 31 are $0.

Rent expense was, $37,040, $33,313, 16,241 (unaudited) and $19,054 (unaudited) for the years ended December 31, 2005 and 2004 and three months ended June 30, 2006 and June 30, 2005, respectively.

AGENCY AGREEMENT

On February 19, 2001, the Company entered into an exclusive 10 year agreement with a sales agent, not affiliated with the Company, to solicit orders for certain of its products in all countries, except Canada, the United States and all countries within South America. There are no minimum sales requirements that must be met in order to maintain exclusivity. Under the agreement, this agent is entitled to a percentage, ranging from 10% to 35%, of our revenues received on orders obtained by the agent in this territory. The agreement may be terminated for uncured material breach of contract, bankruptcy or insolvency, or upon the death or disability of the holder of a majority of the agent’s membership interests. Since inception, the agent has obtained no orders and, therefore, no amounts have been paid to the agent. This agreement was mutually terminated by both parties on October 12, 2004.

REVENUE SHARING AGREEMENTS

In 1998, Universal Magnifier LLC, a California limited liability company, was founded by Alan Finkelstein, the inventor of the LensCard, and Luc Berthoud for the purpose of licensing the LensCard in the United States. In January 1999, Universal Magnifier LLC merged into LensCard US LLC, a Delaware limited liability company that was organized on January 7, 1999 for the purpose of changing Universal Magnifier’s name and place of organization. In 1995, Universal Magnifier International Limited, an international business company under the laws of the British Virgin Islands, was founded for the purpose of licensing the LensCard worldwide other than the United States. In October 1998, Universal Magnifier International Limited changed its name to LensCard International Limited. In exchange for the rights to exploit the LensCard patents, trademarks and related intangibles, LensCard US LLC and LensCard International Limited agreed to make royalty payments to Alan Finkelstein and Bradley Ross.

On April 2, 2004, Alan Finkelstein, Bradley Ross and Michael Paradise, who owned one percent of Mr. Finkelstein’s interest in the royalty payments, collectively transferred their rights to the royalty payments to the company in exchange for an aggregate of 5,500,000 shares of the company’s common stock. The company then immediately transferred these royalty rights to PSACo, Inc., a Delaware corporation, in exchange for 25,000 shares of PSACo’s common stock, or all of its outstanding common stock, causing PSACo to become our wholly owned subsidiary. As of June 30, 2006, these royalty payments accounted for 100% of the company’s revenue on a consolidated basis.

On April 6, 2004, LensCard US LLC exchanged all of its outstanding membership interests the company for 1,000,000 shares of the company’s common stock. Effective April 6, 2004, LensCard International Limited merged with and into our company. As a result of this reorganization and merger, the company owns the intellectual property rights to the LensCard and are obligated to make payments related to these rights to PSACo, our wholly owned subsidiary.

As of December 31, 2005 and 2004, annual sales have not been sufficient to require any payments pursuant to the above agreements to PSACo., the Company’s wholly owned subsidiary. Any future payments that may be required will be recorded as a reduction of revenue.

PATENT AND TRADEMARK LICENSE AGREEMENTS

The Company has entered into various Patent and Trademark License Agreements with financial institutions granting a limited, non-exclusive right and license to make, distribute, market, sell, and use credit cards or debit cards containing a magnifying lens (the “Licensed Products”). These agreements are as follows:

PATENT AND TRADEMARK LICENSE AGREEMENTS (CONTINUED)

•	An agreement dated July 17, 1998, providing for royalties to the Company at the lesser of:

(a) the total of $0.45 and $0.225 for each Licensed Product when newly issued to a customer or renewed by a customer, respectively.

(b) 90% of the lowest corresponding amounts paid by an other licensee of the Company whose principal business is banking or other financial services.

Royalties will be due and payable quarterly within 60 days after the last day of each calendar quarter. This agreement was cancelled on June 29, 2004.

•
An agreement dated July 9, 2001, providing for royalties to the Company at the rate of $1.20 per LensCard issued to a customer. Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. The Company receives sales reports within thirty days following the end of a calendar quarter from the customer. The agreement is effective until July 9, 2006.

PATENT AND TRADEMARK LICENSE AGREEMENTS (CONTINUED)

•
An agreement dated January 16, 2002 and expiring on March 31, 2004, providing for royalties to the Company at the rate of $1.50 per LensCard issued to a customer. Royalties will be due and payable quarterly within 30 days after the last day of each calendar quarter. The company receives sales reports within thirty days following the end of a calendar quarter from this customer. On April 1, 2004, the agreement was extended requiring a $12,500 payment by the customer with the Company receiving a royalty of $0.25 per licensed products and $0.50 for each additional LensCard sold thereafter. The revised agreement is effective until April 1, 2008.

EMPLOYMENT AGREEMENT

The Company has entered into an Employment Agreement with an officer for the term of three years, commencing January 1, 1998 and ending, unless terminated earlier, on January 1, 2000; however, on each anniversary date of the Agreement, a year is added automatically to the term. As of December 31, 2005, the termination date is December 31, 2006. The officer earns $16,667 as a monthly salary.

NOTE 10 - SHAREHOLDERS’ DEFICIT

PREFERRED STOCK

The Company has 5,000,000 authorized shares of $0.001 par value preferred stock. The preferred stock may be issued in series, from time to time, with such designations, rights, preferences, and limitations as the Board of Directors may determine by resolution.

•
From April 7, 2004 through October 18, 2004, investors purchased 2,568,500 shares of LCC convertible series A preferred stock (“Preferred Stock”) for $2,568,500, which includes the conversion of $340,000 worth of convertible promissory notes into 340,000 shares of Series A Preferred Stock that were issued on April 7, 2004. Not included in the $2,568,500 is the conversion of unsecured advances owed to certain stockholders by the Company totaling $275,000 into 275,000 shares of Series A Preferred Stock. Each share of Preferred Stock has a $.001 par value, a non-cumulative dividend of $0.06 per share when and if declared by the board of directors, liquidation preference over the common stock, and conversion rights into one share of common stock at $1 per share. Each share of Preferred Stock shall be automatically converted into shares of Common Stock upon either (i) a majority of the outstanding shares of Preferred Stock, voting as a separate class, approves the conversion; or (ii) some or all of the common shares underlying the Preferred Stock are covered by an effective registration statement filed with the SEC. On May 5, 2005, the SEC declared the registration statement that covered, in part, common stock underlying the Preferred Stock effective, thereby converting all 2,843,500 outstanding shares of Preferred Stock into Common Stock.

COMMON STOCK

During the year ended December 31, 2004, the Company completed the following:

•	On June 28, 2004, LCC issued 50,000 shares of common stock at a price per share of $1.00 as payment for legal services.

During the year ended December 31, 2005, the Company completed the following:

On October 19, 2005, the Company issued 7,071,066 shares of common stock and 4,433,133 warrants to purchase common stock at a price of $1.00 per Unit to a number of investors pursuant to a private placement for total gross proceeds of $6,500,000 and the conversion of $571,066 of indebtedness.

WARRANTS

The following summarizes the warrant transactions:

	Warrants Outstanding	Weighted-Average Exercise Price
Outstanding,
December 31, 2003	—	—
Granted during 2004	2,400,000	$1.00
Outstanding,
December 31, 2004	2,400,000	$1.00
Granted during 2005	4,433,133	$1.25
Outstanding, December 31, 2005	6,833,133	$1.16
Granted during six months ended June 30, 2006 (unaudited)	363,565	$3.51
Exercised during six months ended June 30, 2006 (unaudited)	269,500	$1.02
Outstanding, June 30, 2006 (unaudited)	6,927,198	$1.29

During the six months ended June 30, 2006, warrant holders exercised 269,500 warrants resulting in the issuance of 269,500 shares of common stock and proceeds to the company of $274,375.

The Company recognized $838,845 in general and administrative fees and $444,493 in offering costs related to the issuance of warrants during the six months ended June 30, 2006.

The weighted-average fair value of the warrants granted during the twelve months ended December 31, 2005 for which the exercise price equals the market price on the grant date was $1.00, and the weighted-average exercise price was $1.16. No warrants were granted during the twelve months ended December 31, 2005 for which the exercise price was less than or greater than the market price on the grant date. The weighted-average remaining contractual life of the 2,400,000 warrants with a weighted average exercise price of $1.00 as of December 31, 2005 is nine months while the weighted-average remaining contractual life of the 4,433,133 warrants with a weighted average exercise price of $1.25 as of December 31, 2005 is 30 months.

2004 STOCK INCENTIVE PLAN

The Company’s Board of Directors and stockholders approved the 2004 Stock Incentive Plan in August 2004. The 2004 Stock Incentive Plan provides for the grant of incentive stock options to the Company’s employees, and for the grant of non-statutory stock options, restricted stock, stock appreciation rights and performance shares to the Company’s employees, directors and consultants.

The Company has reserved a total of 2,215,000 shares of its common stock for issuance pursuant to the 2004 Stock Incentive Plan. The board of directors, or a committee of the board, administers the 2004 Stock Incentive Plan. Stock options are generally granted with terms of up to ten years and vest over a period of five years under the 2004 Stock Incentive Plan. The administrator determines the exercise price of options granted under the 2004 Stock Incentive Plan, but the exercise price must not be less than 85% of the fair market value of the Company’s common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of the Company’s stock, the exercise price must not be less than 110% of the fair market value per share of the Company’s common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding stock or the outstanding stock of any parent or subsidiary of the Company, the term must not exceed five years an the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

The 2004 Stock Incentive Plan will automatically terminate on August 5, 2014, unless it terminates sooner because all shares available under the Plan have been issued or all outstanding options terminate in connection with a change of control. In addition, the Board of Directors has the authority to amend the 2004 Stock Incentive Plan provided this action does not impair the rights of any participant.

The following table summarizes information about stock option transactions for the periods shown:

ALL OPTIONS	Six Month Period Ended June 30, 2006 (unaudited)		Year Ended December 31, 2005		Year Ended December 31, 2004
		WEIGHTED AVERAGE EXERCISE PRICE		WEIGHTED AVERAGE EXERCISE PRICE		WEIGHTED AVERAGE EXERCISE PRICE
Outstanding at beginning of period	1,625,000	$1.00	1,275,000	$1.00	—	—
Options granted	220,000	$2.53	350,000	$1.00	1,275,000	$1.00
Options forfeited	—	—	—	—	—	—
Options expired	—	—	—	—	—	—
Options exercised	—	—	—	—	—	—

Outstanding at end of period	1,845,000	$1.18	1,625,000	$1.00	1,275,000	$1.00

Exercisable at end of period	530,000	$1.00	510,000	$1.00	285,000	$1.00

NON VESTED OPTIONS	Six Month Period Ended June 30, 2006 (unaudited)		Year Ended December 31, 2005		Year Ended December 31, 2004
		WEIGHTED AVERAGE EXERCISE PRICE		WEIGHTED AVERAGE EXERCISE PRICE		WEIGHTED AVERAGE EXERCISE PRICE
Non- vested at beginning of period	1,115,000	$1.00	990,000	$1.00	—	—
Options granted	220,000	$2.53	350,000	$1.00	1,275,000	$1.00
Options forfeited	—	—	—	—	—	—
Options expired	—	—	—	—	—	—
Options vested	(20,000)	$1.00	(225,000)	$1.00	(285,000)	$1.00

Non- vested at end of period	1,315,000	$1.26	1,115,000	$1.00	990,000	$1.00

The weighted average grant-date fair value of options granted during the six month period ended June 30, 2006, and years ended December 31, 2005 and December 31, 2004 was $2.53, $1.00, and $1.00. The weighted average grant-date fair value of options granted during six month period ending June 30, 2006 was $2.53.

The weighted average remaining contractual lives of the options outstanding and options exercisable were as follows:

	Options outstanding	Options exercisable
December 31, 2004	8.98 years	8.98 years
December 31, 2005	8.37 years	8.37 years
June 30, 2006	8.02 years	7.45 years

The Company recorded $200,186 of compensation expense for employee stock options during the six month period ending June 30, 2006. At June 30, 2006, there was a total of $1,356,595 of unrecognized compensation costs related to the non-vested share-based compensation arrangements under the 2004 Plan. The cost is expected to be recognized over a weighted average period of 3.2 years. The total fair value of shares vested during the six month period ended June 30, 2006 was approximately $69,800. The aggregate intrinsic value of total outstanding options and total exercisable options was $6,103,050 and $1,849,700, respectively as of June 30, 2006.

Since January 1, 2006, the Company is recognizing the cost of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company has selected the modified prospective method of transition; accordingly, prior periods have not been restated. Prior to the adoptions of SFAS No. 123(R), the Company applied APB Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans; all employee stock options were granted at or above the grant date market price; and accordingly, no compensation cost was recognized for fixed stock option grants in prior periods.

If the fair value method had been applied, the Company's net loss and earnings per share would have been reduced to the pro forma amounts as follows:

	Six Months Ended June 30, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004
	(unaudited)	(unaudited)	(unaudited)
Net loss:
As reported	$(1,253,246)	$(2,565,008)	$(1,621,740)

Les: Total share-Based employee Compensation expense Determined under fair value method for employee stock options, net of tax	(112,500)	(250,858)	(165,759)

Pro forma net loss	$(1,365,746)	$(2,815,866)	$(1,787,499)

Basic and diluted loss per Share:

As reported	$(0.15)	$(0.23)	$(0.25)
Pro Forma	$(0.16)	$(0.25)	$(0.28)

The Black Scholes assumptions used are listed below:

	Six Months Ended June 30, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004

Risk free interest rate	2.34%	2.34%	2.34%
Dividends	—	—	—
Volatility factor	200%	200%	200%
Expected life	10 years	10 years	10 years
Annual forfeiture rate	0%	0%	0%

NOTE 11 - RELATED PARTY TRANSACTIONS

ACCOUNTS PAYABLE - RELATED PARTIES

Accounts payable - related parties at December 31, 2005 and June 30, 2006 consisted of amounts due for legal and expense reimbursement and were $15,000 and $1,086,742 (unaudited), respectively. As of December 31, 2005 and June 30, 2006, $5,000 and $52,256 (unaudited) is owed to Blakely, Sokoloff, Taylor & Zafman, LLP (BSTZ), a law firm which, the Company's director, George Hoover, is a partner in and $10,000 and $14,606 (unaudited) is owed to Alan Finkelstein, a related party, and $0 and $1,019,879 (unaudited) is owed to nCryptone, S.A., respectively.

CONSULTING AGREEMENTS

The Company entered into Consulting Agreements with Alan Finkelstein and Forest Finkelstein, both of whom are related parties. For Alan Finkelstein, during the years ended December 31, 2005 and 2004 and for the six months ended June 30, 2006 and 2005, the Company paid $0, $225,000 ($75,000 of which related to services performed in 2003), $0 (unaudited) and $0 (unaudited) respectively. For Forest Finkelstein, during the years ended December 31, 2005 and 2004 and the six months ended June 30, 2006 and 2005, the Company paid $213,333, $7,500, $21,250 (unaudited) and $2,500 (unaudited), respectively.

ACCOUNTING SERVICES

Bradley Ross, one of the Company's stockholders, is a partner in a certified public accounting firm, Bemel & Ross, which has provided accounting and tax services to the Company. During the years ended December 31, 2005 and 2004 and six months ended June 30, 2006 and 2005, the Company paid $0, $38,000, $0 (unaudited), and $0 (unaudited), respectively, to this entity for services rendered.

LEGAL SERVICES

The Company receives legal services from Blakely, Sokoloff, Taylor and Zafman, LLP, a law firm that George Hoover, a director of the Company, is a partner in. During the years ended December 31, 2005 and 2004 and six months ended June 30, 2006 and 2005, the Company paid $175,822, $154,308, $88,604 (unaudited) and $83,471 (unaudited), respectively, to this entity for legal services rendered.

DEMAND NOTES PAYABLE - RELATED PARTIES

In March 2005, the Company obtained loans in the form of secured demand promissory notes totaling $500,000 from Bristol Investment Fund, Ltd. and Union Finance International, Corp. Union Finance International Corp. who loaned the Company $333,000 on March 31, 2005 while Bristol Investment Fund, Ltd. loaned the Company $167,000 on March 30, 2005 for the combined total of $500,000. The secured demand promissory notes created security interests in the company's assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory notes were payable without notice by the demand of Union Finance International Corp. or Bristol Investment Fund, Ltd. There was no further borrowing capacity under both of the secured demand promissory notes. On October 11, 2005, Union Finance International Corp. transferred its $333,000 loan plus interest to BSR Investments, Ltd. On October 19, 2005, BSR Investments, Ltd. converted the loan plus interest totaling $347,816 into 347,816 shares of common stock and 173,908 warrants to purchase common stock at $1.25. On October 20, 2005 the loan, including interest, amounting to $174,504 obtained from Bristol Investment Fund, Ltd. was repaid. As of December 31, 2005 and June 30, 2006, the Company owed Bristol Investment Fund, Ltd. and BSR Investments, Ltd. $0 and $0 (unaudited) respectively, relating to these secured demand promissory notes.

On August 31, 2005, the Company obtained a loan in the form of a secured demand promissory notes of $150,000 from Bradley Ross. The secured demand promissory notes create security interests in the Company's assets, excluding assets subject to liens, leases, encumbrances, defenses or other claims. The secured demand promissory note was payable without notice by the demand of Bradley Ross. There was no further borrowing capacity under both of the secured demand promissory notes. On October 19, 2005 the Company repaid the principal amounts owed to Bradley Ross. As of December 31, 2005 and June 30, 2006, the Company owed Bradley Ross $0 and $0 (unaudited) respectively, relating to this secured demand promissory note.

NOTE 12 - SUBSEQUENT EVENTS (UNAUDITED)

On July 17, 2006, warrant holders cashlessly exercised 2,150,000 warrants resulting in the issuance of 1,722,142 shares of Common Stock.

On July 24, 2006, a warrant holder exercised 5,000 warrants resulting in the issuance of 5,000 shares of Common Stock in exchange for proceeds of $6,250.

On August 10, 2006, the Company announced that John A. Ward, III will become the new Chief Executive Officer of the Company and retain his title of Chairman of the Board effective August 10, 2006. Alan Finkelstein will relinquish his title of Chief Executive Officer on August 10, 2006 and remain President and Director.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.